Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
by and among
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,
THE LENDERS THAT ARE PARTIES HERETO,
as the Lenders,
and
LIGGETT GROUP LLC
and
100 MAPLE LLC,
as Borrowers

Dated as of January 14, 2015,
as amended by Amendment No. 1 dated as of January 27, 2017,
Amendment No. 2 dated as of October 30, 2018 and
Amendment No. 3 dated as of October 31, 2019

TABLE OF CONTENTS
Page

1.	DEFINITIONS AND CONSTRUCTION. 1

1.1	Definitions 1

1.2	Accounting Terms 1

1.3	Code 2

1.4	Construction 2

1.5	Time References 3

1.6	Schedules and Exhibits 3

1.7	Divisions 4

2.	LOANS AND TERMS OF PAYMENT. 4

2.1	Revolving Loans 4

2.2	[Reserved] 5

2.3	Borrowing Procedures and Settlements 5

2.4	Payments; Reductions of Revolver Commitments; Prepayments 12

2.5	Promise to Pay; Promissory Notes 15

2.6	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations 16

2.7	Crediting Payments 17

2.8	Designated Account 17

2.9	Maintenance of Loan Account; Statements of Obligations 18

2.10	Fees 18

2.11	Letters of Credit 19

2.12	LIBOR Option 25

2.13	Capital Requirements 28

2.14	Joint and Several Liability of Borrowers 29

3.	CONDITIONS; TERM OF AGREEMENT. 32

3.1	Conditions Precedent to the Initial Extension of Credit 32

3.2	Conditions Precedent to all Extensions of Credit 32

3.3	Maturity 33

3.4	Effect of Maturity 33

3.5	Early Termination by Borrowers 33

3.6	Conditions Subsequent 33

4.	REPRESENTATIONS AND WARRANTIES. 33

4.1	Due Organization and Qualification; Subsidiaries 34

4.2	Due Authorization; No Conflict 34

4.3	Governmental Consents 35

4.4	Binding Obligations; Perfected Liens 35

4.5	Title to Assets; No Encumbrances 35

4.6	Litigation 35

4.7	Compliance with Laws 36

4.8	No Material Adverse Effect 36

4.9	Solvency 36

4.10	Employee Benefits 36

4.11	Environmental Condition 37

4.12	Complete Disclosure 37

4.13	Patriot Act 38

4.14	Indebtedness 38

4.15	Payment of Taxes 38

4.16	Margin Stock 38

4.17	Governmental Regulation 38

4.18	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws 38

4.19	Employee and Labor Matters 39

4.20	Reserved 39

4.21	Leases 39

4.22	Eligible Accounts 39

4.23	Eligible Inventory 39

4.24	Location of Inventory 39

4.25	Inventory Records 40

4.26	Hedge Agreements 40

5.	AFFIRMATIVE COVENANTS. 40

5.1	Financial Statements, Reports, Certificates 40

5.2	Reporting 40

5.3	Existence 40

5.4	Maintenance of Properties 40

5.5	Taxes 40

5.6	Insurance 41

5.7	Inspection 41

5.8	Compliance with Laws 42

5.9	Environmental 42

5.10	Disclosure Updates 42

5.11	Formation of Subsidiaries 42

5.12	Further Assurances 43

5.13	Mortgages 44

5.14	Compliance with ERISA and the IRC 44

5.15	Location of Inventory; Chief Executive Office 44

5.16	Bank Products 44

5.17	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws 45

6.	NEGATIVE COVENANTS. 45

6.1	Indebtedness 45

6.2	Liens 45

6.3	Restrictions on Fundamental Changes 45

6.4	Disposal of Assets 45

6.5	Nature of Business 45

6.6	Prepayments and Amendments 46

6.7	Restricted Payments 47

6.8	Accounting Methods 47

6.9	Investments 47

6.10	Transactions with Affiliates 47

6.11	Use of Proceeds 49

6.12	Inventory with Bailees 49

6.13	Employee Benefits 49

6.14	Immaterial Subsidiaries 49

7.	FINANCIAL COVENANTS. 49

8.	EVENTS OF DEFAULT. 50

8.1	Payments 50

8.2	Covenants 50

8.3	Judgments 51

8.4	Voluntary Bankruptcy, etc. 51

8.5	Involuntary Bankruptcy, etc. 51

8.6	Default Under Other Agreements 51

8.7	Representations, etc. 51

8.8	Guaranty 51

8.9	Security Documents 52

8.10	Loan Documents 52

8.11	Change of Control 52

8.12	ERISA 52

9.	RIGHTS AND REMEDIES. 52

9.1	Rights and Remedies 52

9.2	Remedies Cumulative 53

10.	WAIVERS; INDEMNIFICATION. 53

10.1	Demand; Protest; etc. 53

10.2	The Lender Group’s Liability for Collateral 53

10.3	Indemnification 53

11.	NOTICES. 54

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION. 55

13.	ASSIGNMENTS AND PARTICIPATIONS. 56

13.1	Assignments and Participations 56

14.	SUCCESSORS. 60

14.1	Successors 60

15.	AMENDMENTS; WAIVERS. 60

15.1	Amendments and Waivers 60

15.2	Replacement of Certain Lenders 62

15.3	No Waivers; Cumulative Remedies 63

16.	AGENT; THE LENDER GROUP. 63

16.1	Appointment and Authorization of Agent 63

16.2	Delegation of Duties 64

16.3	Liability of Agent 64

16.4	Reliance by Agent 64

16.5	Notice of Default or Event of Default 64

16.6	Credit Decision 65

16.7	Costs and Expenses; Indemnification 65

16.8	Agent in Individual Capacity 66

16.9	Successor Agent 66

16.10	Lender in Individual Capacity 67

16.11	Collateral Matters 67

16.12	Restrictions on Actions by Lenders; Sharing of Payments 69

16.13	Agency for Perfection 69

16.14	Payments by Agent to the Lenders 69

16.15	Concerning the Collateral and Related Loan Documents 69

16.16	Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information 70

16.17	Several Obligations; No Liability 71

16.18	Intercreditor Agreement 71

17.	WITHHOLDING TAXES. 72

17.1	Payments 72

17.2	Status of Lenders 72

17.3	Treatment of Certain Refunds 74

17.4	Survival 74

17.5	Agent as Lender 74

18.	AMENDMENT AND RESTATEMENT. 74

18.1	Reserved 74

18.2	Acknowledgment of Security Interests 74

18.3	Existing Loan Documents 75

18.4	Restatement 75

18.5	Release 75

19.	GENERAL PROVISIONS. 75

19.1	Effectiveness 75

19.2	Section Headings 75

19.3	Interpretation 75

19.4	Severability of Provisions 76

19.5	Bank Product Providers 76

19.6	Debtor-Creditor Relationship 76

19.7	Counterparts; Electronic Execution 77

19.8	Revival and Reinstatement of Obligations; Certain Waivers 77

19.9	Confidentiality 77

19.10	Survival 79

19.11	Patriot Act 79

19.12	Integration 79

19.13	Liggett as Agent for Borrowers 79

19.14	Acknowledgement Regarding Any Supported QFCs 80

19.15	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 81

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance

Exhibit B-1	Form of Borrowing Base Certificate

Exhibit C-1	Form of Compliance Certificate

Exhibit D-1	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-2	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-3	Form of U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit D-4	Form of U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit L-1	Form of LIBOR Notice

Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account

Schedule A-2	Authorized Persons

Schedule C-1	Revolver Commitments

Schedule D-1	Designated Account

Schedule E-1	Eligible Inventory

Schedule P-1	Permitted Investments

Schedule P-2	Permitted Liens

Schedule R-1	Real Property Collateral

Schedule 1.1	Definitions

Schedule 3.1	Conditions Precedent

Schedule 3.6	Conditions Subsequent

Schedule 4.1(b)	Capitalization of Borrowers

Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries

Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls

Schedule 4.6	Litigation

Schedule 4.10	Benefit Plans

Schedule 4.11	Environmental Matters

Schedule 4.14	Permitted Indebtedness

Schedule 4.24	Location of Inventory

Schedule 5.1	Financial Statements, Reports, Certificates

Schedule 5.2	Collateral Reporting

Schedule 5.15	Chief Executive Office

Schedule 6.5	Nature of Business

THIRD AMENDED AND RESTATED CREDIT AGREEMENT
THIS THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is entered into as of January 14, 2015 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, a “Lender,” as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative and collateral agent (together with its successors and assigns, in such capacity, “Agent”), Liggett Group LLC, a Delaware limited liability company, as successor to Liggett Group Inc. (“Liggett”), and 100 Maple LLC, a Delaware limited liability company (“100 Maple” and, together with Liggett, “Borrowers” and each individually, a “Borrower”).
WHEREAS, Agent and Liggett previously entered into financing arrangements pursuant to which Agent, in its capacity as a Lender, made loans and advances and provided other financial accommodations to Liggett as set forth in the Existing Credit Agreement (as hereinafter defined);
WHEREAS, Agent and 100 Maple previously entered into financing arrangements pursuant to which Agent, in its capacity as a Lender, made a term loan to 100 Maple as set forth in the Existing Mebane Loan Documents (as hereinafter defined) and the Existing Credit Agreement;
WHEREAS, Liggett and 100 Maple requested that Agent amend and restate the Existing Credit Agreement and continue the existing financing arrangements pursuant to which Agent and Issuing Bank (as hereinafter defined) may make revolving loans and provide other financial accommodations to Liggett and 100 Maple;
WHEREAS, effective on the Restatement Effective Date (as hereinafter defined) Agent and the Lender Group agreed to amend and restate the Existing Credit Agreement and Agent agreed to (a) continue to make such revolving loans and provide such other financial accommodations to Liggett and 100 Maple, and Issuing Bank agreed to issue the Letters of Credit for the account of Liggett and 100 Maple, and (b) maintain the term loan to 100 Maple, all on the terms and conditions set forth herein;
WHEREAS, on the Amendment No. 3 Effective Date (as hereinafter defined) the term loan to 100 Maple was prepaid;
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions.
(a)    Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
(b)    All of the definitions set forth in Section 1 of the Guaranty and Security Agreement are hereby incorporated into this Agreement by this reference as if fully set forth in Schedule 1.1 hereto.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that, if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Restatement Effective Date on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions prior to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be construed as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Liggett and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein (including the computations and ratios referred to in Section 7) shall be calculated, (i) without giving effect to any election under the Statement of Financial Accounting Standards Board’s Accounting Standards Codification topic 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof and (ii) without giving effect to any change to, or modification of, or the phase-in of the effectiveness of any amendments to, GAAP which would require the capitalization of leases characterized as “operating leases” as of the Restatement Effective Date, and (b) the term “unqualified opinion” or “certified without any qualifications,” as used herein to refer to opinions or reports provided by accountants, shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern (other than as resulting from the impending scheduled maturity of any Indebtedness) or concerning the scope of the audit.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided that, to the extent the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise:
(a)    References to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”
(b)    The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.
(c)    Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.
(d)    Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).
(e)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.
(f)    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the payment or repayment in full in immediately available funds of (A) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (B) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, and (C) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (ii) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (iii) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (iv) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (v) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (A) contingent Obligations in respect of indemnification and expense reimbursement for which no demand has been made and other inchoate Obligations, (B) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (C) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (vi) the termination of all of the Revolver Commitments of the Lenders.
(g)    Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(h)    Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
(i)    References in any Loan Document to 2021 Note Equivalent Indebtedness, the 2021 Notes, the 2021 Notes Indenture, the 2021 Notes Intercreditor Agreement and the 2021 Notes Trustee shall be deemed to be references to 2025 Note Equivalent Indebtedness, the 2025 Notes, the 2025 Notes Indenture, the 2025 Notes Intercreditor Agreement and the 2025 Notes Trustee, as the case may be.
1.5    Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific Standard Time or Pacific Daylight Saving Time, as in effect in Los Angeles, California on such day. For purposes of the computation of a period of time from a specified date to a later specified date, unless otherwise expressly provided, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.
1.6    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.7    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Revolving Loans.
(a)    Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(i)    such Lender’s Revolver Commitment at such time; or
(ii)    such Lender’s Pro Rata Share of an amount equal to the lesser of:
(A)    the amount equal to (1) the Maximum Revolver Amount at such time, less (2) the sum of (aa) the Letter of Credit Usage at such time and (bb) the principal amount of Swing Loans outstanding at such time; and
(B)    the amount equal to (1) the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent, but as adjusted for reserves established by Agent in accordance with Section 2.1(c)), less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.
(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they otherwise become due and payable pursuant to the terms of this Agreement.
(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), upon not less than ten (10) days’ prior notice to Liggett (but no notice shall be required as long as any Default or Event of Default has occurred and is continuing), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Real Property Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount. The amount of any Receivable Reserve, Inventory Reserve, Real Property Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of Agent to establish or change such Receivable Reserve, Inventory Reserve, Real Property Reserve, Bank Product Reserve, or other Reserves in its Permitted Discretion, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Real Property Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.
2.2    [Reserved].
2.3    Borrowing Procedures and Settlements.
(a)    Procedure for Borrowing Revolving Loans. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 11:00 a.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, a Base Rate Loan or a Daily LIBOR Rate Loan and (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 11:00 a.m. on the applicable Business Day. Requests for Borrowings may be delivered on-line through Agent’s electronic platform or portal. If Borrowers are unable to access such platform or portal for any reason, in lieu of delivering the above described written request, any Authorized Person may give Agent telephonic notice of such request in accordance with Agent’s procedures by the required time. In such circumstances, Borrowers agree that such telephonic notice will be confirmed in writing within twenty-four (24) hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of such request. Except in the case of a Borrowing request described in the preceding sentence, all Borrowing requests which are not delivered on-line via Agent’s electronic platform or portal shall be subject to Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Revolving Loan (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of such authentication process).
(b)    Making of Swing Loans.
(i)    In the case of a request for a Swing Loan and so long as either (A) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed $10,000,000, or (B) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account.
(ii)    Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.
(iii)    Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.
(iv)    Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.
(v)    The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.
(c)    Making of Revolving Loans.
(i)    In the event that a Swing Loan is not requested or Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is one (1) Business Day prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (A) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.
(ii)    Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first (1st) Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.
(d)    Protective Advances and Optional Overadvances.
(i)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
(ii)    Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount at such time. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i). Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii)    Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan or a Daily LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefits of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.
(iv)    Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount at such time; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount at such time, such portion of such Extraordinary Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b).
(e)    Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:
(i)    Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (A) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (B) for itself, with respect to the outstanding Extraordinary Advances, and (C) with respect to Borrowers’ or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, email or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans (including Swing Loans and Extraordinary Advances) for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall, by no later than 12:00 p.m. on the Settlement Date, transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii)    In determining whether a Lender’s balance of the Revolving Loans (including Swing Loans and Extraordinary Advances) is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances) as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
(iii)    Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of the Loan Parties or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(iv)    Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).
(f)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g)    Defaulting Lenders.
(i)    Notwithstanding the provisions of Section 2.4(b)(ii) or (iii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Revolver Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) fourth, to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) fifth, from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(iii). Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Revolver Commitment shall be deemed to be zero; provided that the foregoing shall not apply to any of the matters governed by Section 15.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by such Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Revolver Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Revolver Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided that any such assumption of the Revolver Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Group’s or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.
(ii)    If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:
(A)    such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;
(B)    if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one (1) Business Day following notice by Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to Agent, for so long as such Letter of Credit Exposure is outstanding; provided that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also Issuing Bank;
(C)    if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;
(D)    to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;
(E)    to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;
(F)    so long as any Lender is a Defaulting Lender, Swing Lender shall not be required to make any Swing Loan and Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and
(G)    Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to Issuing Bank and Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).
(h)    Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.4    Payments; Reductions of Revolver Commitments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds no later than 1:30 p.m. on the date specified herein; provided that, for the avoidance of doubt, any payments deposited into a Controlled Account shall be deemed not to be received by Agent on any Business Day unless immediately available funds have been credited to Agent’s Account prior to 1:30 p.m. on such Business Day. Any payment received by Agent in immediately available funds in Agent’s Account later than 1:30 p.m. shall be deemed to have been received on the following Business Day (unless Agent, in its sole discretion, elects to credit it on the date received) and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee or expense relates.
(ii)    Subject to Section 2.4(b)(iii) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent, and all such payments, as well as Collections in respect of, and proceeds of, Collateral received by Agent after the occurrence and during the continuation of a Cash Dominion Event, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding (and any payments of interest due and payable thereon), and to any other Obligations then due and payable, and thereafter, to Liggett (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iii)    At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full;
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full;
(C)    third, to pay interest due in respect of all Protective Advances until paid in full;
(D)    fourth, to pay the principal of all Protective Advances until paid in full;
(E)    fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full;
(F)    sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full;
(G)    seventh, to pay interest accrued in respect of the Swing Loans until paid in full;
(H)    eighth, to pay the principal of all Swing Loans until paid in full;
(I)    ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Protective Advances) until paid in full;
(J)    tenth, ratably
(1)    ratably, to pay the principal of all Revolving Loans until paid in full; and
(2)    to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(iii), beginning with tier (A) hereof);
(K)    eleventh, ratably to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full);
(L)    twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and
(M)    thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(iv)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(v)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.
(c)    Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Liggett may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by an Authorized Person under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Administrative Borrower pursuant to Section 2.11(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than five (5) Business Days prior written notice to Agent, and shall be irrevocable, except to the extent set forth in Section 3.5. The Revolver Commitments once reduced may not be increased.
(d)    Optional Prepayments. Liggett may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.
(e)    Mandatory Prepayments.
(i)    Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the lesser of (x) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, and (y) the Maximum Revolver Amount at such time, in all cases as adjusted for Reserves established by Agent in accordance with Section 2.1(c), then Borrowers shall promptly, but in any event within one (1) Business Day thereafter, prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.
(ii)    Dispositions. At any time upon the occurrence and during the continuation of a Cash Dominion Event, within one (1) Business Day after the date of receipt by any Loan Party of the Net Cash Proceeds (or any insurance proceeds or proceeds from casualty losses or condemnations, but excluding proceeds from sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (j), (k), (l), (m), (n), (o), (p), or (q) of the definition of Permitted Dispositions) of any voluntary or involuntary sale or disposition by such Loan Party of assets, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (or other proceeds) received by such Person in connection with such sale or disposition; provided that, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) such Loan Party shall have given Agent prior written notice of such Loan Party’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of the Loan Parties or their Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) such Loan Party or its Subsidiaries, as applicable, either complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies or enter into a binding commitment during such 180-day period to complete such replacement, purchase or construction, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of the Loan Parties and their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed or without a binding commitment to complete such replacement, purchase or construction being entered into, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f); provided, further, that no Loan Party shall have the right to use such Net Cash Proceeds to make such replacements, purchases, or construction in excess of $1,500,000 in any given fiscal year (with such limit not applying to insurance proceeds and proceeds from casualty losses). Nothing contained in this Section 2.4(e)(ii) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
(iii)    Extraordinary Receipts. Upon and during the continuance of a Cash Dominion Event, within one (1) Business Day after the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.
(iv)    Indebtedness. Upon the occurrence and during the continuance of a Cash Dominion Event, within one (1) Business Day after the date of incurrence by any Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.
(f)    Application of Payments. Each prepayment pursuant to Section 2.4(e) shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(iii).
2.5    Promise to Pay; Promissory Notes.
(a)     Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this sub-clause (ii)). Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.
(b)    Any Lender may request that any portion of its Revolver Commitment or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrowers shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Agent and reasonably satisfactory to Borrowers. Thereafter, the portion of the Revolver Commitment and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.6    Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) shall bear interest as follows:
(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate, plus the LIBOR Rate Margin;
(ii)    if the relevant Obligation is a Daily LIBOR Rate Loan, at a per annum rate equal to the Daily LIBOR Rate, plus the Daily LIBOR Rate Margin; and
(iii)    otherwise, at a per annum rate equal to the Base Rate, plus the Base Rate Margin.
(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders) a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a rate equal to 2.25% per annum times the undrawn amount of all outstanding Letters of Credit.
(c)    Default Rate. Upon the occurrence and during the continuation of an Event of Default upon the election of Agent or the Required Lenders:
(i)    all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2.00 percentage points above the per annum rate otherwise applicable thereunder; and
(ii)    the Letter of Credit Fee shall be increased to 2.00 percentage points above the per annum rate otherwise applicable hereunder.
(d)    Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month; and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this sub-clause (y)). Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10(a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(i), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall if not paid when due thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans or Daily Rate LIBOR Rate Loans in accordance with the terms of this Agreement).
(e)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate or the Daily Adjusted LIBOR Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate and the Daily Adjusted LIBOR Rate, as the case may be, automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate or the Daily Adjusted LIBOR Rate, as the case may be.
(f)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7    Crediting Payments. The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day (unless Agent, in its sole discretion, elects to credit it on the date received).
2.8    Designated Account. Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.9    Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within thirty (30) days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.
2.10    Fees.
(a)    Amendment and Restatement Fee. Borrowers shall pay to Agent, for the account of Agent, an amendment and restatement fee in the amount of $210,000, which fee shall be duly earned and payable on the Restatement Effective Date.
(b)    Servicing Fee. Liggett shall pay to Agent a monthly servicing fee in an amount equal to $2,500 in respect of Agent’s services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the first date of the calendar month occurring after the Restatement Effective Date and on the first day of each month hereafter.
(c)    Unused Line Fee. Liggett shall pay to Agent for the ratable account of the Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.25% per annum times the result of (i) the aggregate amount of the Maximum Revolver Amount at such time, less (ii) the Average Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month; provided that, if an Event of Default has occurred and is continuing, such Unused Line Fee shall be due and payable, in arrears, on the first day of each month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.
(d)    Field Examination and Other Fees. Borrowers shall pay to Agent field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows: (i) a fee of $1,000 per day, per examiner, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable and documented out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s or its Subsidiaries’ business valuation; provided that:
(i)    as to appraisals, (A) there shall be no more than two (2) inventory appraisals in any twelve (12) consecutive month period at the expense of Loan Parties, (B) at any time an Event of Default has occurred and is continuing, there shall be such other and additional appraisals as Agent may request at the expense of Loan Parties, and (C) at any other times there shall be such other appraisals as Agent may request at its expense; and
(ii)    as to field examinations, (A) there shall be no more than one (1) field examination in any twelve (12) consecutive month period at the expense of Loan Parties, unless Average Excess Availability, for any period of thirty (30) consecutive days, is less than $30,000,000 or Borrowers and their Subsidiaries, on a consolidated basis, have TTM EBITDA of less than $100,000,000 during such twelve (12) consecutive month period, in which case, at Agent’s option, there may be up to two (2) field examinations at the expense of Loan Parties during such twelve (12) consecutive month period, (B) at any time an Event of Default has occurred and is continuing, there shall be such other field examinations as Agent may request at the expense of Loan Parties, and (C) at any other times there shall be such other field examinations as Agent may request at its expense.
2.11    Letters of Credit.
(a)    Subject to the terms and conditions of this Agreement, upon the request of Administrative Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of any Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Administrative Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile, email or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Issuing Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of any Borrower or one of their respective Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.
(b)    Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:
(i)    the Letter of Credit Usage would exceed $5,000,000; or
(ii)    the Letter of Credit Usage would exceed the Maximum Revolver Amount at such time, less the principal amount of Revolving Loans (including Swing Loans) outstanding at such time; or
(iii)    the Letter of Credit Usage would exceed the Borrowing Base at such time, less the principal amount of the Revolving Loans (including Swing Loans) outstanding at such time.
(c)    In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (ii) Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.
(d)    Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Liggett shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Lenders and Issuing Bank, then to Agent and Issuing Bank as their interests may appear.
(e)    Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Lenders, Issuing Bank shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
(f)    Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 17) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:
(i)    any Letter of Credit or any pre-advice of its issuance;
(ii)    any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;
(iii)    any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;
(iv)    any independent undertakings issued by the beneficiary of any Letter of Credit;
(v)    any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier or electronic transmission, SWIFT, or any other telecommunication, including communications through a correspondent;
(vi)    an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;
(vii)    any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;
(viii)    the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;
(ix)    any prohibition on payment or delay in payment of any amount payable by Issuing Bank to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;
(x)    Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;
(xi)    any foreign language translation provided to Issuing Bank in connection with any Letter of Credit;
(xii)    any foreign law or usage as it related to Issuing Bank’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Bank in connection therewith; or
(xiii)    the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;
provided that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiii) above to the extent that such Letter of Credit Indemnified Costs may be determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity or its officers, directors, employees, attorneys, or agents. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.
(g)    Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide, such as drafting or recommending text, or Issuing Bank’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Bank, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Bank to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Bank; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Bank and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Bank in connection therewith and shall promptly notify Issuing Bank (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Bank) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Bank is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Bank at least thirty (30) calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit.
(h)    Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:
(i)    any lack of validity, enforceability or legal effect of any Letter of Credit, any Issuer Document or this Agreement, or any Loan Document, or any term or provision therein or herein;
(ii)    payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;
(iii)    Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;
(iv)    Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;
(v)    the existence of any claim, set-off, defense or other right that any Loan Party or any of its Subsidiaries may have at any time against any beneficiary or transferee beneficiary, any assignee of proceeds, Issuing Bank or any other Person;
(vi)    Issuing Bank or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at Issuing Bank’s counters or are different from the electronic presentation;
(vii)    any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or
(viii)    the fact that any Default or Event of Default shall have occurred and be continuing;
provided that, subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.
(i)    Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(i)): (i) a fronting fee, which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit, of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect and imposed by, and any and all reasonable and documented expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).
(j)    If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority, including Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):
(i)    any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby; or
(ii)    there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit;
and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within thirty (30) days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(j) for any such amounts incurred more than one hundred eighty(180) days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(j), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
(k)    Each standby Letter of Credit shall expire not later than the date that is twelve (12) months after the date of the issuance of such Letter of Credit; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided, further, that with respect to any Letter of Credit which extends beyond the Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five (5) Business Days prior to the Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) one hundred twenty (120) days after the date of the issuance of such commercial Letter of Credit and (ii) five (5) Business Days prior to the Maturity Date.
(l)    If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when the Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than fifty percent (50%) of the total Letter Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(l) upon such demand, Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers are required to provide Letter of Credit Collateralization hereunder as a result of the occurrence of an Event of Default, any cash collateral held by Agent as a result of such Letter of Credit Collateralization shall be returned by Agent to Borrowers promptly, but in no event later than seven (7) Business Days, after such Event of Default has been cured or waived in accordance with this Agreement. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(l), the Lenders may (and, upon direction of Agent, shall) advance, as Revolving Loans the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).
(m)    Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.
(n)    Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.
(o)    In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.
(p)    The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.
(q)    At Borrowers’ cost and expense, Borrowers shall execute and deliver to Issuing Bank such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by Issuing Bank to enable Issuing Bank to issue any Letter of Credit pursuant to this Agreement and any related Issuer Document, to protect, exercise and/or enforce Issuing Bank’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Bank as its attorney-in-fact and authorizes Issuing Bank, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.
2.12    LIBOR Option.
(a)    Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate or the Daily LIBOR Rate with respect to Revolving Loans, each Borrower shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan or a Daily LIBOR Rate Loan, as the case may be, to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless the applicable Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate or the Daily LIBOR Rate.
(b)    LIBOR Election.
(i)    Any Borrower may, at any time and from time to time, so long as such Borrower has not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of such Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. at least one (1) Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of any Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
(ii)    Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
(iii)    Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.
(c)    Conversion; Prepayment. Borrowers may convert LIBOR Rate Loans to Base Rate Loans or Daily LIBOR Rate Loans, as the case may be, at any time; provided that, in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12(b)(ii).
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs (other than Taxes which shall be governed by Section 17), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
(ii)    Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    (A) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Agent and Administrative Borrower may amend this Agreement to replace the LIBOR Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 pm on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Administrative Borrower, so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBOR Rate with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.
(A)    In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(B)    Agent will promptly notify Administrative Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or Lenders pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor rate or adjustment, or of the occurrence or non-occurrence of an event, circumstance, or date, and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).
(C)    Upon Administrative Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Administrative Borrower may revoke any request for a Borrowing of, conversion to, or continuation of, LIBOR Rate Loans to be made, converted, or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a Borrowing of, or conversion to, Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of the Base Rate.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.13    Capital Requirements.
(a)    If, after the date hereof, Issuing Bank or any Lender determines that (%4) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (%4) compliance by Issuing Bank or such Lender, or their respective parent bank holding companies with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Bank’s or such Lender’s commitments, Loans, participations, or other obligations hereunder to a level below that which Issuing Bank, such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Lender to be material, then Issuing Bank or such Lender may notify Borrowers and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within thirty (30) days after presentation by Issuing Bank or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Issuing Bank or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Bank or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Lender pursuant to this Section for any reductions in return incurred more than one hundred eighty (180) days prior to the date that Issuing Bank or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the Change in Law that is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If Issuing Bank or any Lender requests additional or increased costs referred to in Section 2.11(j) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then, at the request of Administrative Borrower, such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (%4) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(j), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (%4) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(j), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(j), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(j), Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Lender or prospective Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement.
(c)    Notwithstanding anything herein to the contrary, the protection of Sections 2.11(j), 2.12(d) and 2.13 shall be available to Issuing Bank and each Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, neither Issuing Bank nor any Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
2.14    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Accordingly, each Borrower hereby waives any and all suretyship defenses that would otherwise be available to such Borrower under applicable law.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due, whether upon maturity, acceleration, or otherwise, or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations until such time as all of the Obligations are paid in full, and without the need for demand, protest, or any other notice or formality.
(d)    The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
(e)    Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, each Borrower hereby waives presentments, demands for performance, protests and notices, including notices of acceptance of its joint and several liability, notice of any Revolving Loans or any Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Agreement, notices of the existence, creation, or incurrence of new or additional Obligations or other financial accommodations pursuant to the Loan Documents or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any right to require any member of the Lender Group or any Bank Product Provider to proceed against any other Borrower or any other Person, to proceed against or exhaust any security held from any other Borrower or any other Person, to protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Borrower, any other Person, or any collateral, to pursue any other remedy in any member of the Lender Group’s or any Bank Product Provider’s power whatsoever, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement), any right to assert against any member of the Lender Group or any Bank Product Provider, any defense (legal or equitable), set-off, counterclaim, or claim which each Borrower may now or at any time hereafter have against any other Borrower or any other party liable to any member of the Lender Group or any Bank Product Provider, any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Obligations or any security therefor, and any right or defense arising by reason of any claim or defense based upon an election of remedies by any member of the Lender Group or any Bank Product Provider, including any defense based upon an impairment or elimination of such Borrower’s rights of subrogation, reimbursement, contribution, or indemnity of such Borrower against any other Borrower. Without limiting the generality of the foregoing, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender. Each of the Borrowers waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall operate to toll the statute of limitations as to each of the Borrowers. Each of the Borrowers waives any defense based on or arising out of any defense of any other Borrower or any other Person, other than payment of the Obligations to the extent of such payment, based on or arising out of the disability of any other Borrower or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower other than payment of the Obligations to the extent of such payment. Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent, any other member of the Lender Group, or any Bank Product Provider may have against any Borrower or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Borrowers hereunder except to the extent the Obligations have been paid.
(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights that arise from the existence, payment, performance or enforcement of the provisions of this Section 2.14, including rights of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent, any other member of the Lender Group, or any Bank Product Provider against any Borrower, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until such time as all of the Obligations have been paid in full. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor. If any amount shall be paid to any Borrower in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Lender Group and the Bank Product Providers, and shall forthwith be paid to Agent to be credited and applied to the Obligations and all other amounts payable under this Agreement, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Obligations or other amounts payable under this Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Agreement, no Borrower may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Borrower whether pursuant to this Agreement or otherwise.
(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for, or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
3.    CONDITIONS; TERM OF AGREEMENT.
3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to continue the financing arrangements under the Existing Credit Agreement and to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1. Such conditions precedent were fulfilled to the satisfaction of Agent on the Restatement Effective Date.
3.2    Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
(a)    the representations and warranties of each Loan Party or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and
(b)    no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
3.3    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date (unless terminated earlier in accordance with the terms hereof).
3.4    Effect of Maturity. On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Revolver Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Revolver Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.5    Early Termination by Borrowers. Borrowers have the option, at any time upon five (5) Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitment hereunder by repaying to Agent all of the Obligations in full. The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).
3.6    Conditions Subsequent. The obligation of Agent to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6 (the failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent), shall constitute an Event of Default). Such conditions precedent were fulfilled to the satisfaction of Agent on or prior to February 28, 2015.
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group, which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Restatement Effective Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite corporate, limited liability company, or other company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party, and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Restatement Effective Date, a description of the number of shares of each such class that are issued and outstanding.
(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Liggett or its Subsidiaries, as applicable. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.
(d)    Except as set forth on Schedule 4.1(d), as of the Restatement Effective Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.
4.2    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company or other company action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.
4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Restatement Effective Date.
4.4    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
(b)    Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles that are subject to a certificate of title, (ii) money, (iii) letter-of-credit rights (other than supporting obligations), (iv) commercial tort claims (other than those that, by the terms of the Guaranty and Security Agreement, are required to be perfected), and (v) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 7(k)(iv) of the Guaranty and Security Agreement, and subject only to the filing of financing statements (and in the case of registered intellectual property, federal or other similar filings) and the recordation of the Mortgages, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property) all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Litigation.
(a)    As of the Restatement Effective Date, except as set forth or otherwise disclosed on Schedule 4.6 hereto, there are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
(b)    Schedule 4.6(b) to this Agreement sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $500,000 that, as of the Restatement Effective Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Restatement Effective Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
4.7    Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.8    No Material Adverse Effect. (i) The financial statements relating to Parent and its Subsidiaries for the fiscal year ended December 31, 2018 and the period ended June 30, 2019 and (ii) the historical financial statements relating to Parent and its Subsidiaries prepared pursuant to Section 5.1(c) after the Amendment No. 3 Effective Date, in each case, that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly, in all material respects, the consolidated financial condition of Parent and its Subsidiaries as of the date thereof and their consolidated results of operations for the period then ended. Since December 31, 2018, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.
4.9    Solvency.
(a)    Liggett and 100 Maple, taken as whole with their Subsidiaries on a consolidated basis, are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.10    Employee Benefits.
(a)    Except as set forth on Schedule 4.10, as of the date hereof, no Loan Party, none of their Subsidiaries, nor Liggett Vector Brands LLC maintains or contributes to any Benefit Plan.
(b)    Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each of the ERISA Affiliates has complied with ERISA, the IRC, and all applicable laws regarding each Benefit Plan.
(c)    Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan other than a Multiemployer Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan.
(d)    Except as could not reasonably be expected to result in a Material Adverse Effect, each Employee Benefit Plan other than a Multiemployer Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service. To the best knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.
(e)    Except as could not reasonably be expected to result in a Material Adverse Effect, no liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.
(f)    Except as could not reasonably be expected to result in a Material Adverse Effect, no Notification Event exists or has occurred in the past six (6) years.
(g)    Except as could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.
4.11    Environmental Condition. Except as set forth on Schedule 4.11, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) to each Borrower’s knowledge, after due inquiry, as of the Restatement Effective Date no Loan Party’s nor any of its Subsidiaries’ material properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) as of the Restatement Effective Date, no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any outstanding Environmental Law that could reasonably be expected to have a Material Adverse Effect has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
4.12    Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections (including Projections) and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections (including Projections) and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on April 17, 2019 represent, and as of the date on which any other Projections are delivered to Agent after the Amendment No.3 Effective Date, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).
4.13    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).
4.14    Indebtedness. Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Amendment No. 3 Effective Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Restatement Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Restatement Effective Date.
4.15    Payment of Taxes. Except as otherwise permitted under Section 5.5, all material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable except as could not reasonably be expected to have a Material Adverse Effect. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being or will not be actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
4.16    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.
4.17    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.18    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, authorized agent or Affiliate of such Loan Party or such Subsidiary is a Sanctioned Person or a Sanctioned Entity. No Loan Party nor any of its Subsidiaries has any assets located in Sanctioned Entities, or derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws applicable to the Loan Parties and their Subsidiaries.
4.19    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or its Subsidiaries before the National Labor Relations Board that could reasonably be expected to result in a Material Adverse Effect and no grievance or arbitration proceeding pending on the Restatement Effective Date or to the knowledge of Borrowers, threatened against any Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, and (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Borrower or its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of any Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied except as could not reasonably be expected to result in a Material Adverse Effect. The hours worked and payments made to employees of each Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.20    Reserved.
4.21    Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.22    Eligible Accounts. As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is, as of the date thereof, (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.
4.23    Eligible Inventory. As to each item of Inventory that is identified by Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is, as of the date thereof, (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Inventory.
4.24    Location of Inventory. The Inventory of Borrowers with an aggregate value in excess of $500,000 (as to all locations) is not stored with a bailee, warehouseman, or similar party unless such bailee, warehouseman, or similar party has executed a Collateral Access Agreement (except to the extent otherwise permitted pursuant to Section 3.6 hereof or consented to by Agent) and is located only at, or in-transit between, the locations identified on Schedule 4.24 (as such Schedule may be updated pursuant to Section 5.15).
4.25    Inventory Records. Each Loan Party keeps materially correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.
4.26    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party that is eligible shall satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
5.    AFFIRMATIVE COVENANTS.
Each Loan Party that is a party hereto covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations:
5.1    Financial Statements, Reports, Certificates. Borrowers (a) shall deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Restatement Effective Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld or delayed).
5.2    Reporting. Borrowers (a) shall deliver to Agent each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule; provided that electronic collateral reporting as to Accounts shall be implemented no later than thirty (30) days after Liggett has requested that Agent and Lenders include Accounts in the calculation of the Borrowing Base.
5.3    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, each Borrower shall, and shall cause each Loan Party to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals which the failure to maintain could reasonably be expected to result in a Material Adverse Effect.
5.4    Maintenance of Properties. Each Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).
5.5    Taxes. Each Borrower shall, and shall cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.
5.6    Insurance.
(a)    Each Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance respecting each of such Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured against by other Persons engaged in the same or similar businesses and similarly situated and located. All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Amendment No. 3 Effective Date, Factory Mutual Insurance Company is acceptable to Agent) and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Amendment No. 3 Effective Date are acceptable to Agent). All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard lender’s loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance of each Loan Party and its Subsidiaries and its Subsidiaries are to be delivered to Agent, with the lender’s loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than thirty (30) days (ten (10) days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Loan Party or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by their or their Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
(b)    If, at any time, the area in which any Real Property that is subject to a Mortgage is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower that owns such Real Property shall obtain flood insurance in such total amount and on terms that are satisfactory to Agent and all Lenders from time to time, and otherwise comply with the Flood Laws or as is otherwise satisfactory to Agent and all Lenders.
5.7    Inspection.
(a)    Each Loan Party shall, and shall cause each of its Subsidiaries to, permit Agent, any Lender and each of their respective duly authorized representatives to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours; provided that, for the avoidance of doubt, appraisals and field examinations shall be subject to Section 2.10(d) hereof.
(b)    Each Loan Party shall, and shall cause each of its Subsidiaries to, permit Agent and each of its duly authorized representatives to conduct field examinations, appraisals and valuations at such reasonable times and intervals as Agent may designate, at Borrowers’ expense, subject to Section 2.10(d).
5.8    Compliance with Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.9    Environmental. Each Loan Party shall, and shall cause each of its Subsidiaries to:
(a)    Keep any property either owned or operated by such Loan Party or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;
(b)    Comply with Environmental Laws, except to the extent that could not reasonably be expected to have a Material Adverse Effect, and provide to Agent documentation of such compliance which Lender reasonably requests;
(c)    Promptly notify Lender of any release of which such Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by such Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, except to the extent that could not reasonably be expected to have a Material Adverse Effect; and
(d)    Promptly, but in any event within five (5) Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any material portion of the real or personal property of such Loan Party or its Subsidiaries, (ii) commencement of any material Environmental Action or written notice that an material Environmental Action will be filed against such Loan Party or any of its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority in respect of any Environmental Laws.
5.10    Disclosure Updates. Each Loan Party shall, promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein, taken as a whole, not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.11    Formation of Subsidiaries. Each Loan Party shall, at the time that such Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Restatement Effective Date, within ten (10) Business Days of such formation or acquisition (or such later date as is necessary to permit compliance with Section 5.13 or otherwise permitted by Agent in its sole discretion): (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the Collateral owned by such newly formed or acquired Subsidiary); provided that the joinder to the Guaranty and Security Agreement and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC or a direct or indirect Subsidiary of a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in its Permitted Discretion in consultation with Borrowers) in relation to the benefits to Agent of the security or guarantee afforded thereby, (b) if such new Subsidiary is not a corporation, provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Equity Interests of any Subsidiary of a Loan Party that is a CFC or a CFC Holding Company (and none of the Equity Interests of any direct or indirect Subsidiary of such CFC or CFC Holding Company) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, flood certification documentation or other documentation with respect to all Real Property owned in fee and subject to a mortgage); it being understood that notwithstanding anything in the Loan Documents to the contrary, no Real Property other than the Mebane Premises shall be part of the Collateral unless such Real Property has a fair market value in excess of $5,000,000. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.
5.12    Further Assurances. Each Loan Party shall, and shall cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the Collateral owned by each Borrower and each other Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property acquired by any Borrower or any other Loan Party with a fair market value in excess of $5,000,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of a Borrower that is a CFC, a CFC Holding Company or any direct or indirect Subsidiary of a CFC or CFC Holding Company if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in its Permitted Discretion in consultation with Borrowers) in relation to the benefits to Agent and the Lenders of the security afforded thereby. To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors, if any, and are secured by substantially all of the assets of each Loan Party (other than Excluded Property (as defined in the Guaranty and Security Agreement)).
5.13    Mortgages. Notwithstanding anything to the contrary contained herein (including Section 5.12 hereof and this Section 5.13) or in any other Loan Document, (x) Agent shall not accept delivery of any Mortgage from any Loan Party unless each of the Lenders has received forty-five (45) days prior written notice thereof and Agent has received confirmation from each Lender that such Lender has completed its flood insurance diligence, has received copies of all required flood insurance documentation and has confirmed that flood insurance compliance has been completed as required by the Flood Laws or as otherwise satisfactory to such Lender and (y) Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, unless Agent has completed its Patriot Act searches, OFAC/PEP searches and customary individual background checks for such Subsidiary, the results of which shall be satisfactory to Agent, and, if such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary.
5.14    Compliance with ERISA and the IRC. In addition to and without limiting the generality of Section 5.8, except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Borrower shall, and shall cause each of the other Loan Parties to, (a) comply with applicable provisions of ERISA and the IRC with respect to all Benefit Plans, (b) without the prior written consent of Agent, not take any action or fail to take action the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not participate in any prohibited transaction that could result in other than a de minimis civil penalty, excise tax, fiduciary liability or correction obligation under ERISA or the IRC, and (d) operate each Employee Benefit Plan other than a Multiemployer Plan in such a manner that will not incur any tax liability under the IRC (including Section 4980B of the IRC). Each Loan Party agrees to furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability. With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.
5.15    Location of Inventory; Chief Executive Office. Each Borrower shall, and shall cause each of its Subsidiaries to, keep (a) its Inventory other than Inventory with a value of less than $500,000 in the aggregate (as to all locations) and Inventory in-transit only at the locations identified on Schedule 4.24; provided that Borrowers may amend Schedule 4.24 so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Inventory is moved to such new location and (b) their chief executive offices only at the locations identified on Schedule 5.15; provided that Borrowers may amend Schedule 5.15 if any such chief executive office is relocated, so long as such new location is within the continental United States and Borrower uses commercially reasonable efforts to notify Agent as soon as reasonably practicable following such relocation (it being understood that Schedule 7 of the Guaranty and Security Agreement shall be deemed automatically updated in the event of any such relocation).
5.16    Bank Products. Loan Parties have established their primary depository and treasury management relationships with Wells Fargo or one or more of its Affiliates and shall continue to maintain such depository and treasury management relationships at all times during the term of the Agreement.
5.17    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. Each Loan Party shall, and shall cause each of its Subsidiaries to comply with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects.

6.    NEGATIVE COVENANTS.
Each Loan Party that is a party hereto covenants and agrees that, until termination of all of the Revolver Commitment and payment in full of the Obligations:
6.1    Indebtedness. Each Loan Party shall not, and shall not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
6.2    Liens. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
6.3    Restrictions on Fundamental Changes. Each Borrower shall not, and shall not permit any of its Subsidiaries to:
(a)    enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties; provided that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of any Borrower that are not Loan Parties;
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving or to a Borrower and so long as if the Equity Interests of such Subsidiary were subject to a Lien in favor of Agent the assets are transferred to a Loan Party; or
(c)    suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.
6.4    Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Borrower shall not, and shall not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its or their assets (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”).
6.5    Nature of Business. Each Borrower shall not, and shall not permit any of its Subsidiaries to make any material change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities or business activities that are reasonably related or ancillary thereto; provided that the foregoing shall not prevent any Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.
6.6    Prepayments and Amendments. Each Borrower shall not, and shall not permit any of its Subsidiaries to:
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1:
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement and (B) optional prepayments, redemptions, defeasances, purchases, or other acquisitions of any of the Noteholder Debt (as such term is defined in the 2025 Notes Intercreditor Agreement) in accordance and pursuant to the guaranties referred to in clause (m) of the definition of Permitted Indebtedness; or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions; or
(b)    directly or indirectly amend, modify, or change any of the terms or provisions of:
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, and (B) any agreement, instrument, document, indenture, or other writing evidencing or concerning any Permitted Indebtedness (other than the Permitted Indebtedness referred to in clause (A)), but only so long as such amendments, modifications, or changes to the terms of such Permitted Indebtedness shall not be, in the case of clause (B) hereof, either individually or in the aggregate, reasonably expected to be materially adverse to the interests of Agent and the Lender Group (for the avoidance of doubt, and by way of example, in the case of amendments, modifications and changes to Permitted Indebtedness permitted under clauses (m) and (n) of the definition of Permitted Indebtedness, any amendment, modification or change to documents relating to such Indebtedness that results in a shortening of the average weighted maturity (measured as of the date of the amendment, modification or change) of such Indebtedness, any increase in the interest rate applicable to such Indebtedness, any shortening of the maturity date thereof, or any increase in the frequency or amount of amortization of such Indebtedness during the term of this Agreement, are understood to be changes materially adverse to the interests of Agent and the Lender Group); or
(ii)    the Governing Documents of (A) 100 Maple or (B) of any other Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Agent and the Lender Group;
provided that, in addition to payments of Indebtedness permitted pursuant to clause (a) above, so long as no Event of Default shall have occurred and be continuing or would result therefrom:
(A)    Liggett or any its Subsidiaries may optionally prepay, redeem, defease, or otherwise acquire any Indebtedness of any Borrower or its Subsidiaries which is Permitted Indebtedness (other than Subordinated Indebtedness), so long as (1) as of the date of any such payment, Excess Availability at any time during the immediately preceding ten (10) consecutive day period shall have been not less than $5,000,000, (2) average Excess Availability for the thirty (30) consecutive day period ending on the date of such payment shall have been not less than $5,000,000, and (3) after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than $5,000,000; and
(B)    Liggett may optionally prepay, redeem, defease, or otherwise acquire any Indebtedness of any Borrower or its Subsidiaries which is Permitted Indebtedness consisting of Subordinated Indebtedness so long as such payments are expressly permitted by the terms of any subordination terms and conditions governing such Subordinated Indebtedness.
6.7    Restricted Payments. Each Borrower shall not, and shall not permit any of its Subsidiaries to make any Restricted Payment; provided that:
(a)    each Borrower and its Subsidiaries may declare and make dividend payments or other distributions payable solely in the Equity Interests of such Person (other than Disqualified Equity Interests);
(b)    any Borrower or any Subsidiary of any Borrower may make Restricted Payments to any Loan Party and 100 Maple may make Restricted Payments to Liggett;
(c)    so long as no Event of Default shall have occurred and be continuing or would result therefrom, Liggett may make Restricted Payments to VGRH; provided that, (i) as of the date of any such payment, Excess Availability at any time during the immediately preceding ten (10) consecutive day period shall have been not less than $5,000,000, (ii) average Excess Availability for the thirty (30) consecutive day period ending on the date of such payment shall have been not less than $5,000,000, and (iii) after giving effect to the transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment or transaction, the Excess Availability shall be not less than $5,000,000; and
(d)    Borrowers and their Subsidiaries may make Restricted Payments in order to make payments in respect of Subordinated Indebtedness in respect of which Borrowers and their Subsidiaries are liable to the extent expressly permitted under the subordination agreement governing such Subordinated Indebtedness by and between the holder of such Subordinated Indebtedness and Agent.
6.8    Accounting Methods. Each Borrower shall not, and shall not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
6.9    Investments. Each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.
6.10    Transactions with Affiliates. Each Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of any Borrower or any of its Subsidiaries except for:
(a)    transactions among Borrowers and their respective Affiliates otherwise permitted in Section 6 of this Agreement;
(b)    to the extent permitted by the 2025 Notes Indenture and the 2026 Notes Indenture, Liggett may make payments and engage in the transactions pursuant to (i) the Corporate Services Agreement, dated as of January 1, 1992, as amended from time to time, between Liggett and VGRH; provided that such payments do not exceed $6,898,572 in the aggregate during any consecutive twelve month (12) period, plus the five percent (5%) per annum increase on such fees per annum to the extent paid in any such twelve (12) month period by Borrower to VGRH and (ii) the Services Agreement, dated February 26, 1991, as amended from time to time, between Parent (successor-in-interest to Brooke Group Ltd., successor by assignment to Brooke Management Inc.) and Liggett; provided that such payments do not exceed $1,764,000 in the aggregate during any consecutive twelve month (12) period;
(c)    each Borrower and each of its Subsidiaries may make payments and engage in the transactions permitted under Section 4.11(a) of the 2025 Notes Indenture and Section 4.11(a) of the 2026 Notes Indenture; provided that (i) each such transaction is in such Person’s ordinary course of business on prices and terms no less favorable than would have been obtained in an arm’s length transaction with a Person not an Affiliate, (ii) Liggett shall provide Agent with written reports, on the tenth (10th) day of each month setting forth the nature and amount of each such transaction for the immediately prior month, including all payments with respect thereto and outstanding indebtedness owed thereunder, (iii) the aggregate indebtedness owed to Borrowers and their Subsidiaries in connection with all such transactions outstanding at any time does not exceed $500,000, and (iv) such transaction or series of related transactions does not involve payments or delivery of goods or services by Borrowers and their Subsidiaries having a value in excess of $500,000 in each case;
(d)    the Mebane Lease, so long as (i) the term of the Mebane Lease (after giving effect to any extension thereof) shall not expire prior to the date that is one (1) month after the Maturity Date, and (ii) the Mebane Lease shall not be amended, modified or terminated in any manner materially adverse to Agent and Lender without the prior written consent of Agent, such consent not to be unreasonably withheld or delayed;
(e)    the Liggett Agreement;
(f)    the Vector Agreements;
(g)     payments required pursuant to the Tax Sharing Agreement, dated June 29, 1990, as amended by the Agreement, dated May 24, 1999, by and between VGRH and Liggett (formerly known as Liggett & Myers Tobacco Company and successor-in-interest to Brooke Group Holding Inc., Eve Holdings Inc. and Chesterfield Assets Inc.), as may be amended from time to time or any other tax sharing agreement or arrangement with Parent or VGRH (each a “Tax Sharing Agreement”);
(h)    the guaranty and related grants of Liens contemplated by the 2025 Notes Intercreditor Agreement by Liggett and 100 Maple and their respective Subsidiaries of the Indebtedness owing with respect to the 2025 Notes and the 2025 Notes Indenture and any refinancing, refunding, extensions, renewals, issuances, replacements, amendments or modifications thereof to the extent permitted by the 2025 Notes Intercreditor Agreement. Borrowers shall furnish to Agent all notices or demands relating to an event of default under or acceleration of the maturity of such indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be;
(i)    the guaranty by any Borrower and their respective Subsidiaries of the Indebtedness owing with respect to the 2026 Notes and the 2026 Notes Indenture and any refinancing, refunding, extensions, renewals, issuances, replacements, amendments or modifications thereof. Borrowers shall furnish to Agent all notices or demands relating to an event of default under or acceleration of the maturity of such indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and
(j)    transactions permitted by Section 6.3, Section 6.7 or Section 6.9.
6.11    Use of Proceeds. Each Loan Party shall not, and shall not permit any of its Subsidiaries to, use the proceeds of any Loan made hereunder for any purpose other than (a) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) consistent with the terms and conditions hereof, for their lawful and permitted purposes, including working capital, capital expenditures, and general corporate purposes; provided that (i) no part of the proceeds of the Loans will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors, (ii) no part of the proceeds of any Loan or Letter of Credit will be used to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of any applicable Sanctions by any Person, and (iii) no part of the proceeds of any Loan or Letter of Credit will be used in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws applicable to the Loan Parties and their Subsidiaries.
6.12    Inventory with Bailees. Each Borrower shall not, and shall not permit any of its Subsidiaries to, store its Inventory with a value in excess of $500,000 in the aggregate (as to all locations) at any time with a bailee, warehouseman, or similar party unless such bailee, warehouseman or similar party has executed a Collateral Access Agreement (except to the extent otherwise permitted pursuant to Section 3.6 hereof or consented to by Agent).
6.13    Employee Benefits.
(a)    Each Borrower shall not, and shall not permit any of its Subsidiaries to, terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC that could reasonably be expected to have a Material Adverse Effect.
(b)    Each Borrower shall not, and shall not permit any of its Subsidiaries to, fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.
(c)    Except as could not reasonably be expected to have a Material Adverse Effect, each Borrower shall not, and shall not permit any of its Subsidiaries to, amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.
6.14    Immaterial Subsidiaries. Eve Holdings Inc. shall not engage in any business other than its ownership of international trademarks and related intellectual property and Liggett & Myers Holding Inc. shall not engage in any business other than its management of pension related assets and liabilities, in each case, as engaged in as of the Restatement Effective Date.
7.    FINANCIAL COVENANTS.
Each Borrower covenants and agrees that, until termination of the Revolver Commitment and payment in full of the Obligations:
(a)    Minimum EBITDA. If, at any time, Excess Availability is less than $20,000,000, Liggett and its Subsidiaries, on a consolidated basis, shall have minimum EBITDA, determined for each of the most recently ended twelve (12) consecutive fiscal months of Borrowers for which Agent has received financial statements, of not less than $100,000,000; provided that the foregoing shall only be applicable during a Compliance Period.
(b)    Capital Expenditures. It shall not make Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) in any fiscal year in an amount greater than $20,000,000; provided that, if the amount of the Capital Expenditures permitted to be made in any fiscal year is greater than the actual amount of the Capital Expenditures (excluding the amount, if any, of Capital Expenditures made with Net Cash Proceeds reinvested pursuant to the proviso in Section 2.4(e)(ii)) actually made in such fiscal year (the amount by which such permitted Capital Expenditures for such fiscal year exceeds the actual amount of Capital Expenditures for such fiscal year, the “Excess Amount”), then the lesser of (i) such Excess Amount and (ii) $10,000,000 (such lesser amount referred to as the “Carry-Over Amount”) may be carried forward to the next succeeding Fiscal Year (the “Succeeding Fiscal Year”); provided, further, that the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be used in that fiscal year until the amount permitted above to be expended in such fiscal year has first been used in full and the Carry-Over Amount applicable to a particular Succeeding Fiscal Year may not be carried forward to another fiscal year.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
8.1    Payments. If Borrowers fail to pay when due and payable, or when declared due and payable in accordance with the Loan Documents, (a) all or any portion of the Obligations consisting of interest, fees, or charges due to the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;
8.2    Covenants. If any Loan Party or any of its Subsidiaries:
(a)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1(a), 5.2(a), 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11 or 5.14, of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;
(b)    fails to perform or observe any covenant or other agreement contained in any of Sections 5.1 (other than clause (a)) 5.2 (other than clause (a)), 5.3 (other than as set forth in Section 8.2(a) above), 5.4, 5.5, 5.8 and 5.12 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or
(c)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of thirty (30) days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;
8.3    Judgments. If one or more judgments, orders, or awards for the payment of money involving an amount in excess of $1,000,000 in any one case or $5,000,000 in the aggregate (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of thirty (30) consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
8.4    Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
8.5    Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
8.6    Default Under Other Agreements. If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default by any Loan Party or any of its Subsidiaries in or an involuntary early termination (where a Loan Party or any of its Subsidiaries is the affected party) of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount owed by a Loan Party or any of its Subsidiaries of $5,000,000 or more;
8.7    Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
8.8    Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
8.9    Security Documents. If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected, and except for Permitted Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $500,000, (c) as the result of an action or failure to act on the part of Agent, or (d) as expressly provided in the 2025 Notes Intercreditor Agreement or any intercreditor agreement entered into in connection with 2025 Equivalent Note Indebtedness;
8.10    Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;
8.11    Change of Control. A Change of Control shall occur, whether directly or indirectly; or
8.12    ERISA. The occurrence of any of the following events: (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to any Loan Party Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in a Material Adverse Effect, (b) a Notification Event, which could reasonably be expected to result in a Material Adverse Effect, or (c) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and any Loan Party incurs Withdrawal Liability which could reasonably be expected to have a Material Adverse Effect, or fails to make any Withdrawal Liability payment when due.
9.    RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:
(a)    (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;
(b)    declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with (i) any obligation of Agent to make Revolving Loans, and (ii) the obligation of Issuing Bank to issue Letters of Credit; and
(c)    exercise all other rights and remedies available to Agent under the Loan Documents, under applicable law, or in equity.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Revolver Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.    WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3    Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided that the indemnification in this clause (a) or clause (b) shall not extend to (i) disputes solely between or among the Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. This Section 10.3 shall not apply with respect to any Taxes or any costs attributable to Taxes, which shall be governed by Section 17.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to any Loan Party or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:
Liggett Group LLC
c/o Liggett Vector Brands LLC
3800 Paramount Parkway, Suite 250
Morrisville, North Carolina 27560
Attn: John Long, Nick Anson
Tel No.: 919-990-3516
Tel No.: 919-990-3562
Email: jlong@lvbrands.com
Email: nanson@lvbrands.com

with copies to:
Vector Group Ltd.
4400 Biscayne Boulevard, 10th Floor
Miami, Florida 33137-3212
Attn: Marc Bell
Telephone No.: 305-579-8018
Telecopy No.: 305-579-8016
Email: mbell@vectorgroupltd.com
Email: finance@vectorgroupltd.com

If to Agent:
Wells Fargo Bank, National Association
100 Park Avenue, 14th Floor
New York, New York 10017
MAC J0149-030
Attn: Portfolio Manager – Liggett
Tel No.: 212-545-4491
Telecopy No.: (212) 545-4283
Email: andrew.rogow@wellsfargo.com
Email: laurance.forte@wellsfargo.com

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11 shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY (I) ANY LOAN PARTY AGAINST AGENT, ANY OTHER LENDER, OR ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM OR (II) AGENT, ANY OTHER LENDER OR ISSUING BANK AGAINST ANY LOAN PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM, IN EACH CASE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND AGENT, EACH OTHER LENDER, ISSUING BANK AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.    ASSIGNMENTS AND PARTICIPATIONS.
13.1    Assignments and Participations.
(a)    (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including its Revolver Commitment) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:
(A)    Liggett; provided that no consent of Liggett shall be required (1) if an Event of Default has occurred and is continuing, or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender; provided, further, that Liggett shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within five (5) Business Days after having received notice thereof; and
(B)    Agent, Swing Lender, and Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    no assignment may be made to (i) a natural person, (ii) a Loan Party, an Affiliate of a Loan Party, or (iii) any holder of any Subordinated Indebtedness;
(B)    the amount of the Revolver Commitment and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);
(C)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(D)    the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Lender and the Assignee, and the Assignment and Acceptance shall include a representation and warranty (which shall be expressly for the benefit of the Lender Group) that, as of the date of the assignment, such Lender and the Assignee do not have any material non-public information with respect to any Borrower or its Subsidiaries that (I) has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to any Borrower or its Subsidiaries) prior to such time and (II) could not reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in any assignment pursuant to this Section 13.1;
(E)    unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and
(F)    the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).
(b)    From and after the date that Agent receives the executed Assignment and Acceptance and has recorded the applicable assignment in the Register, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 19.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments arising therefrom. The Revolver Commitment allocated to each Assignee shall reduce such Revolver Commitments of and Obligations owed to the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party or any holder of Subordinated Indebtedness. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 19.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of each Revolving Loan (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.
(i)    In the event that a Lender sells participations in any Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount of and stated interest on the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.
(j)    Notwithstanding anything herein or any other Loan Document to the contrary, nothing herein shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (e) of this Section 13.1 and Bank Product Providers to the extent provided in Section 19.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.
14.    SUCCESSORS.
14.1    Successors. This Agreement and the other Loan Documents shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
15.    AMENDMENTS; WAIVERS.
15.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or any Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided that no such waiver, amendment, or consent to any Loan Document shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of any Revolver Commitment of any Lender;
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document;
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders) and (z) for the avoidance of doubt, that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii));
(iv)    amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders;
(v)    amend or modify Section 3.1;
(vi)    amend or modify Section 16.11;
(vii)    other than as permitted by Section 16.11, release Agent’s Lien in and to any of the Collateral;
(viii)    amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”;
(ix)    contractually subordinate any of Agent’s Liens;
(x)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money under this Agreement or the other Loan Documents or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents; or
(xi)    amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii).
(b)    No amendment, waiver, modification, or consent shall amend, modify or waive:
(i)    the definition of, or any of the terms or provisions of, any Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders);
(ii)    any provision of Section 16 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers and the Supermajority Lenders, amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory or Eligible Real Property) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise;
(d)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;
(e)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders; and
(f)    Anything in this Section 15.1 to the contrary notwithstanding, (i) any amendment, modification, waiver, consent, termination or release of, or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves and does not affect the rights or obligations of any Borrower or other Loan Party shall not require the consent of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender, (iii) Agent may, with the consent of Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of Agent, any Lender or Issuing Bank, and (iv) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by such Section 2.12(d)(iii) hereof.
15.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 17, then Borrowers or Agent, upon at least five (5) Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than fifteen (15) Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit, and (iii) Funding Losses). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1.
(c)    Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.
15.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
16.    AGENT; THE LENDER GROUP.
16.1    Appointment and Authorization of Agent. Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 16. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, or to take any other action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interests and Liens upon Collateral pursuant to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
16.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
16.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or its Subsidiaries. No Agent-Related Person shall have any liability to any Lender, and Loan Party or any of their respective Affiliates if any request for a Loan, Letter of Credit or other extension of credit was not authorized by the applicable Borrower. Agent shall not be required to take any action that, in its reasonable opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Loan Document or applicable law or regulation.
16.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).
16.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided that, unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
16.6    Credit Decision. Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Loan Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).
16.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
16.8    Agent in Individual Capacity. Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.
16.9    Successor Agent. Agent may resign as Agent upon thirty (30) days’ (ten (10) days’ if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers or a Default or Event of Default has occurred and is continuing) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
16.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding a Loan Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
16.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Revolver Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 as amended or modified from time to time (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower or its Subsidiaries owned any material interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to a Borrower or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement as amended or modified from time to time, (v) in connection with a credit bid or purchase authorized under this Section 16.11, or (vi) as provided in clause (b) below with the consent of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).
(b)    The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (i) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (iii) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (A) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (B) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration; provided that Bank Product Obligations not entitled to the application set forth in Section 2.4(b)(iii)(J) shall not be entitled to be, and shall not be, credit bid, or used in the calculation of the ratable interest of the Lenders and Bank Product Providers in the Obligations which are credit bid.
(c)    Except as provided in clauses (i) through (v) of clause (a) above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (i) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (ii) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or Borrowers at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.11; provided that (A) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (B) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(d)    Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.
16.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or its Subsidiaries or any deposit accounts of any Loan Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided that, to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
16.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
16.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
16.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider). In the event of any conflict between the terms of this Agreement and the provisions of any other Loan Document (other than the 2025 Notes Intercreditor Agreement), the term of this Agreement shall govern and control.
16.16    Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.
(a)    By becoming a party to this Agreement, each Lender:
(i)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports;
(ii)    expressly agrees and acknowledges that Agent does not (A) make any representation or warranty as to the accuracy of any Report, and (B) shall not be liable for any information contained in any Report;
(iii)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or the other party performing any field examination will inspect only specific information regarding Borrowers and their Subsidiaries and will rely significantly upon Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel;
(iv)    agrees to keep all Reports and other material, non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 19.9; and
(v)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (A) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (B) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
(b)    In addition to the foregoing, (i) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or its Subsidiaries to Agent that has not been contemporaneously provided by such Loan Party or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (ii) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Loan Party or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (iii) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
16.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.
16.18    Intercreditor Agreement.
(a)    Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents to which it is a party, including the 2025 Notes Intercreditor Agreement. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Loan Documents and the exercise by Agent or Required Lenders of their respective powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be binding upon all of the Lenders. In the event of any conflict between the terms of the 2025 Notes Intercreditor Agreement and the provisions of any Loan Document, the terms of the 2025 Notes Intercreditor Agreement shall govern and control.
(b)    Each member of the Lender Group and any other holder of any Obligations acknowledges that the 2025 Notes are secured by Liens on the Collateral and that the exercise of certain of the rights and remedies of Agent under the Loan Documents may be subject to the provisions of the 2025 Notes Intercreditor Agreement. Each Lender and Issuing Bank irrevocably (i) consents to the subordination of Liens provided for under the 2025 Notes Intercreditor Agreement and the other terms and conditions therein, (ii) authorizes and directs Agent to execute and deliver the 2025 Notes Intercreditor Agreement and any documents relating thereto, in each case, on behalf of such Lender or such Issuing Bank and to take all actions (and execute all documents) required (or deemed advisable) by it in accordance with the terms of the 2025 Notes Intercreditor Agreement, in each case, and without any further consent, authorization or other action by such Lender or Issuing Bank, (iii) agrees that, upon the execution and delivery thereof, such Lender and Issuing Bank will be bound by the provisions of the 2025 Notes Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the 2025 Notes Intercreditor Agreement, (iv) agrees that no Lender or Issuing Bank shall have any right of action whatsoever against Agent as a result of any action taken by Agent pursuant to this Section or in accordance with the terms of the 2025 Notes Intercreditor Agreement and (v) acknowledges (or is deemed to acknowledge) that a copy of the 2025 Notes Intercreditor Agreement has been delivered, or made available, to such Lender and Issuing Bank. Each Lender and Issuing Bank hereby further irrevocably authorizes and directs Agent to enter into such amendments, supplements or other modifications to the 2025 Notes Intercreditor Agreement as are approved by Agent and the Required Lenders, provided, that, Agent may execute and deliver such amendments, supplements and modifications thereto as are contemplated by the 2025 Notes Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of this Agreement or any refinancing of the Obligations, in each case, on behalf of such Lender and Issuing Bank and without any further consent, authorization or other action by any Lender or Issuing Bank. Agent shall have the benefit of the provisions of Section 16 with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the 2025 Notes Intercreditor Agreement to the full extent thereof.
17.    WITHHOLDING TAXES.
17.1    Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 17.1. If any Indemnified Taxes are required to be deducted or withheld from any payment made by Borrowers hereunder or under any note or other Loan Document, Borrowers shall be entitled to make such deduction or withholding, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 17.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers. Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.
17.2    Status of Lenders.
(a)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Agent, at the time or times prescribed by law or reasonably requested by either Borrower or Agent, such properly completed and duly executed documentation reasonably requested by such Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or Agent as will enable such Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
(b)    Without limiting the generality of the foregoing:
(i)    any Lender that is a U.S. Person shall deliver to Borrowers and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by law or upon the reasonable request of a Borrower or Agent), properly completed and duly executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter at the time or times prescribed by law or upon the reasonable request of a Borrower or Agent), whichever of the following is applicable:
(A)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits,” “other income” or other applicable article of such tax treaty;
(B)    executed copies of IRS Form W-8ECI;
(C)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRC, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, a “10 percent shareholder” of any Borrower within the meaning of Section 871(h)(3)(B) of the IRC, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC (a “U.S. Tax Compliance Certificate”) and (y) properly completed and duly executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(D)    to the extent a Foreign Lender is not the beneficial owner, properly completed and duly executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(iii)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or Agent), properly completed and duly executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made; and
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Borrowers and Agent at the time or times prescribed by law and at such time or times reasonably requested by any Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by any Borrower or Agent as may be necessary for any Borrower and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Agent in writing of its legal inability to do so.
17.3    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 17 (including by the payment of additional amounts pursuant to this Section 17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 17.3 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 17.3, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 17.3 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
17.4    Survival. Each party’s obligations under this Section 17 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
17.5    Agent as Lender. Agent shall be treated as a Lender for purposes of this Section 17.
18.    AMENDMENT AND RESTATEMENT.
18.1    Reserved.
18.2        Acknowledgment of Security Interests.
(a)    Each Borrower and Guarantor hereby acknowledges, confirms and agrees that Agent has had and shall on and after the date hereof continue to have, for itself and the benefit of Issuing Bank and the Bank Product Providers, a security interest in and lien upon the Collateral heretofore granted to Agent (or its predecessor in whatever capacity) pursuant to the Existing Loan Documents to secure the Obligations.
(b)    The liens and security interests of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent, whether under the Existing Credit Agreement, this Agreement or any of the other Existing Loan Documents.
18.3    Existing Loan Documents. Each Borrower and Guarantor hereby acknowledges, confirms and agrees that as of the date hereof: (i) the Existing Credit Agreement and each of the other Existing Loan Documents were duly executed and delivered by Borrowers and Guarantors and are in full force and effect, (ii) the agreements and obligations of Borrowers and Guarantors contained in the Existing Credit Agreement and the other Existing Loan Documents to which it is a party constitute the legal, valid and binding obligations of such Borrower enforceable against it in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and Borrowers have no valid defense to the enforcement of such obligations except to the extent enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and (iii) Agent is entitled to all of the rights and remedies provided for in the Existing Credit Agreement and the Existing Loan Documents.
18.4    Restatement. Except as otherwise stated in Section 18.3 and this Section 18.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of each Borrower for the Obligations heretofore granted, pledged and/or assigned to Agent. The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of each Borrower evidenced by or arising under the Existing Loan Agreement, and the liens and security interests securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.
18.5    Release. Each Borrower and Guarantor for itself and its successors and assigns does hereby remise, release, discharge and hold Agent, its officers, directors, and employees and their respective predecessors, successors and assigns harmless from all claims, demands, debts, sums of money, accounts, damages, judgments, financial obligations, actions, causes of action, suits at law or in equity, of any kind or nature whatsoever, whether or not now existing or known, which such Borrower, Guarantor or their respective successors or assigns has had or may now or hereafter claim to have against Agent or its officers, directors, and employees and their respective predecessors, successors and assigns in any way arising from or connected with the Existing Credit Agreement and the other Existing Loan Documents or the arrangements set forth therein or transactions thereunder up to and including the date hereof.
19.    GENERAL PROVISIONS.
19.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
19.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
19.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
19.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
19.5    Bank Product Providers. Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
19.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
19.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall (upon the request of Agent) deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
19.8    Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns, in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable and documented out-of-pocket costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and shall remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.
19.9    Confidentiality.
(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers); provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 19.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (A) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (B) any disclosure under this clause (iv) shall be limited to only that portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process; provided that (A) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (B) any disclosure under this clause (vi) shall be limited to only that portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) to any assignee, participant or pledgee in connection with any assignment, participation, or pledge of any Lender’s interest under this Agreement; provided that, prior to receipt of Confidential Information, any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 19.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 19.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Revolver Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of Agent.
(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in the communications on the Platform. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
19.10    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Revolver Commitments have not expired or been terminated.
19.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable and documented out-of-pocket costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.
19.12    Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.
19.13    Liggett as Agent for Borrowers. Each Borrower hereby irrevocably appoints Liggett as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 19.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
19.14    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated, to be governed by the laws of the State of New York and/or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
19.15    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
To the extent not prohibited by applicable law, rule or regulation, each Lender shall notify the Administrative Borrower and Agent if it has become the subject of a Bail-In Action (or any case or other proceeding in which a Bail-In Action may occur).
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWERS:	LIGGETT GROUP LLC, a Delaware Limited Liability Company, as Administrative Borrower and as a Borrower
By:    /s/ Ronald J. Bernstein
Name:    Ronald J. Bernstein
Title:    Manager

100 MAPLE LLC,
a Delaware Limited Liability Company,
as a Borrower

By:    /s/ Ronald J. Bernstein
Name:    Ronald J. Bernstein
Title:    Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent, a Lender and Issuing Bank

By:    /s/ Andrew Rogow
Name:    Andrew Rogow
Title:    Vice President

Schedule 1.1
DEFINITIONS
As used in the Agreement, the following terms shall have the following definitions:
“2025 Note Equivalent Indebtedness” means any Indebtedness of Parent (other than the 2025 Notes or the Additional Permitted 2025 Notes and the 2025 Notes Indenture) after the date hereof, (1) issued in lieu of Parent issuing any Additional Permitted 2025 Notes or (2) issued to refinance or in partial repayment of the 2025 Notes or any of the Additional Permitted 2025 Notes, as otherwise permitted hereunder; provided that:
(a)    the sum of (i) the aggregate outstanding principal amount (or any other Indebtedness in connection with the relevant transactions, if applicable) of all 2025 Note Equivalent Indebtedness, and (ii) the aggregate outstanding principal amount (or any other Indebtedness in connection with the relevant transactions, if applicable) of all Indebtedness outstanding under the Additional Permitted 2025 Notes does not cause Parent to breach the “Secured Leverage Ratio” covenant set forth in the 2025 Notes Indenture as in effect on January 27, 2017 (whether or not such 2025 Notes Indenture is in full force and effect at the time of the incurrence of the 2025 Equivalent Indebtedness) or any other covenant set forth in the 2025 Notes Indenture, if such 2025 Notes Indenture is still in effect,
(b)    any such 2025 Note Equivalent Indebtedness shall not have a scheduled final maturity date earlier than the later of (i) the maturity date of the 2025 Notes or (ii) one hundred eighty (180) days after the Maturity Date,
(c)    such 2025 Note Equivalent Indebtedness shall not be secured by any property or assets of any Borrower or any of their respective Subsidiaries other than the Collateral securing the 2025 Notes,
(d)    as of the date of incurring or issuing any of such 2025 Note Equivalent Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing,
(e)    any mandatory payments shall be on terms substantially similar to, or (taken as a whole) no more favorable to the holder of such Indebtedness than (as reasonably determined by Borrowers) those in respect of the 2025 Notes except as Agent may otherwise agree, and
(f)     to the extent secured, such 2025 Note Equivalent Indebtedness shall be subject to the 2025 Notes Intercreditor Agreement or such other intercreditor agreement as is reasonably satisfactory to Agent.
“2025 Notes” shall mean, collectively, (a) the 6.125% Senior Secured Notes due 2025, in the original principal amount of $850,000,000, and (b) any Additional Permitted 2025 Notes, issued by Parent pursuant to the 2025 Notes Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement and the 2025 Notes Intercreditor Agreement).
“2025 Notes Indenture” shall mean the Indenture, dated as of January 27, 2017, by and among Parent, the subsidiary guarantors party thereto and the 2025 Notes Trustee, as trustee, with respect to the 2025 Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement and the 2025 Notes Intercreditor Agreement).
“2025 Notes Intercreditor Agreement” shall mean the Amended and Restated Intercreditor and Lien Subordination Agreement, dated as of January 27, 2017, executed by and among Agent, the 2025 Notes Trustee, Liggett and 100 Maple, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced (to the extent not prohibited by this Agreement and the 2025 Notes Intercreditor Agreement).
“2025 Notes Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the 2025 Notes Indenture, and any successor, replacement or additional trustee under the 2025 Notes Indenture, and their respective successors and assigns.
“2026 Note Equivalent Indebtedness” means any Indebtedness of Parent (other than the 2026 Notes or the Additional Permitted 2026 Notes and the 2026 Notes Indenture) after the date hereof, (1) issued in lieu of Parent issuing any Additional Permitted 2026 Notes or (2) issued to refinance or in partial repayment of the 2026 Notes or any of the Additional Permitted 2026 Notes, as otherwise permitted hereunder; provided that:
(a)    the sum of (i) the aggregate outstanding principal amount (or any other Indebtedness in connection with the relevant transactions, if applicable) of all 2026 Note Equivalent Indebtedness, and (ii) the aggregate outstanding principal amount (or any other Indebtedness in connection with the relevant transactions, if applicable) of all Indebtedness outstanding under the Additional Permitted 2026 Notes does not cause Parent to breach the “Fixed Charge Coverage Ratio” covenant set forth in the 2026 Notes Indenture as in effect on November 2, 2018 (whether or not such 2026 Notes Indenture is in full force and effect at the time of the incurrence of the 2026 Note Equivalent Indebtedness) or any other covenant set forth in the 2026 Notes Indenture, if such 2026 Notes Indenture is still in effect;
(b)    any such 2026 Note Equivalent Indebtedness shall not have a scheduled final maturity date earlier than the later of (i) the maturity date of the 2026 Notes or (ii) one hundred eighty (180) days after the Maturity Date;
(c)    such 2026 Note Equivalent Indebtedness shall not be secured by any property or assets of any Borrower or any of their respective Subsidiaries;
(d)    as of the date of incurring or issuing any of such 2026 Note Equivalent Indebtedness and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing; and
(e)    any mandatory payments shall be on terms substantially similar to, or (taken as a whole) no more favorable to the holder of such Indebtedness than (as reasonably determined by Borrowers) those in respect of the 2026 Notes except as Agent may otherwise agree.
“2026 Notes” shall mean, collectively, (a) the 10.500% Senior Notes due 2026, in the original principal amount of $325,000,000, and (b) any Additional Permitted 2026 Notes, issued by Parent pursuant to the 2026 Notes Indenture, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement).
“2026 Notes Indenture” shall mean the Indenture, dated as of November 2, 2018, by and among Parent, the subsidiary guarantors party thereto and the 2026 Notes Trustee, as trustee, with respect to the 2026 Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced or replaced (to the extent not prohibited by this Agreement).
“2026 Notes Trustee” shall mean U.S. Bank National Association, in its capacity as trustee under the 2026 Notes Indenture, and any successor, replacement or additional trustee under the 2026 Notes Indenture, and their respective successors and assigns.
“Acceptable Appraisal” means, with respect to an appraisal of Real Property, the most recent appraisal of such Real Property received by Agent (a) from an appraisal company satisfactory to Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are reasonably satisfactory to Agent, and (c) the results of which are reasonably satisfactory to Agent, in each case, in Agent’s Permitted Discretion.
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“Account Party” has the meaning specified therefor in Section 2.11(g) of the Agreement.
“Accounting Change” means any change in accounting principles or in the application thereof required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).
“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.
“Additional Permitted 2025 Notes” shall mean any and all notes issued under the 2025 Notes Indenture to the extent that the issuance of such notes does not cause Parent to breach the “Secured Leverage Ratio” covenant relating to the incurrence of indebtedness and described in the 2025 Notes Indenture as in effect on January 27, 2017.
“Additional Permitted 2026 Notes” shall mean any and all notes issued under the 2026 Notes Indenture to the extent that the issuance of such notes does not cause Parent to breach the “Fixed Charge Coverage Ratio” covenant relating to the incurrence of indebtedness and described in the 2026 Notes Indenture as in effect on November 2, 2018.
“Administrative Borrower” has the meaning specified therefor in Section 19.13 of the Agreement.
“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided that, for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person which owns, directly or indirectly, ten percent (10%) or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Lenders).
“Agent’s Liens” means the Liens granted by each Loan Party to Agent under the Loan Documents and securing the Obligations.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Amendment No. 3” shall mean that certain Amendment No. 3 to the Third Amended and Restated Credit Agreement, dated as of October 31, 2019, among Borrowers, Agent and the Lenders.
“Amendment No. 3 Effective Date” shall have the meaning assigned to such term in Amendment No. 3.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Margin” means (a) in the case of a Base Rate Loan, zero (-0-) percentage points (the “Base Rate Margin”), (b) in the case of a LIBOR Rate Loan, 2.25 percentage points (the “LIBOR Rate Margin”), and (c) in the case of Daily LIBOR Rate Loans, 2.25 percentage Loans (the “Daily LIBOR Rate Margin”).
“Application Event” means the occurrence of a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) the occurrence and continuation of an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(iii) of the Agreement.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.
“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.
“Availability” means, as of any date of determination, the amount that Liggett is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).
“Average Availability” means, with respect to any period, the sum of the aggregate amount of Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider or for which a Borrower has guaranteed the obligations of such Subsidiary or other Affiliate of Borrower (as approved by Agent): (a) credit cards (including commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”)), (b) payment or credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).
“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Liggett and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or one of its Subsidiaries.
“Bank Product Provider” means Wells Fargo or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider.
“Bank Product Reserves” means, as of any date of determination, those reserves that Agent determines necessary or appropriate to establish in its Permitted Discretion, subject to Section 2.1(c) of the Agreement (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate, plus one half (½) of one percentage point, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of one (1) month and shall be determined on a daily basis), plus one (1) percentage point, and (c) the rate of interest announced from time to time within Wells Fargo at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero).
“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for Dollar-denominated syndicated credit facilities; and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement shall be deemed to be zero for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement, for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBOR Rate:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBOR Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate, or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the LIBOR Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90th) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Agent or the Required Lenders as applicable by notice to Administrative Borrower. Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder pursuant to Section 2.12(d)(iii).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 19.9(c) of the Agreement.
“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.
“Borrowing Base” means, as of any date of determination, the result of:
(a)    the amount equal to the sum of:
(i)    the lesser of: (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, and (B) $10,000,000; plus
(ii)    eighty percent (80%) of the Value of Eligible Inventory consisting of packaged cigarettes (whether reflected in Liggett’s books and records, in accordance with its accounting practices in effect on the date hereof, as finished goods or manufactured stock); plus
(iii)    the Designated Percentage of the Value of Eligible Inventory consisting of leaf tobacco at such time; plus
(iv)    the lesser of: (A) the Real Property Subline Amount, and (B) the product of 60% multiplied by the FMV of Eligible Real Property, as such FMV is identified in the most recent Acceptable Appraisal of Eligible Real Property available at such time; minus
(b)    the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.
“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit B-1 executed by any Authorized Person who is a senior officer of Administrative Borrower, which form of Borrowing Base Certificate may be amended, restated, supplemented or otherwise modified from time to time (including changes to the format thereof), as approved by Agent in Agent’s sole discretion.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) expenditures made during such period in connection with the replacement, substitution, or restoration of assets or properties, (b) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (c) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, and (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding any Borrower or any of its Affiliates).
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Carry-Over Amount” has the meaning specified therefor in Section 7(b) of the Agreement.
“Cash Dominion Event” means any of the following: (a) for any period of ten (10) consecutive Business Days, Excess Availability is less than $5,000,000, (b) at any time, Excess Availability is less $3,000,000, or (c) an Event of Default shall have occurred and be continuing and Agent or Required Lenders have elected that a Cash Dominion Event has occurred under this clause (c); provided that (i) to the extent that the Cash Dominion Event has occurred due to clauses (a) or (b) of this definition, if Excess Availability is equal to or greater than $5,000,000 for at least sixty (60) consecutive Business Days (or such shorter period agreed by Agent), the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as the Excess Availability may again be less than the applicable specified amount, (ii) to the extent that the Cash Dominion Event has occurred due to clause (c) of this definition, if no Event of Default exists for sixty (60) consecutive Business Days (or such shorter period agreed by Agent), the Cash Dominion Event shall no longer be deemed to exist or be continuing until such time as an Event of Default may thereafter occur again and (iii) unless otherwise agreed by Agent, a Cash Dominion Event may not be cured more than two (2) times in any twelve (12) month period or five (5) times during the term of the Agreement. In the event that a Cash Dominion Event would exist pursuant to clause (a), (b) or (c) of the immediately preceding sentence, as a direct result of a proposed Borrowing by Liggett, the proceeds of which shall be used to pay excise Taxes and/or any payment required to be made under the Master Settlement Agreement, no Cash Dominion Event shall be deemed to exist; provided that Agent has received evidence that EBITDA of Borrowers and their Subsidiaries, on a consolidated basis, is equal to or greater than $80,000,000 for the most recent twelve (12) consecutive months ended for which Agent has received financial statements immediately prior to any such Borrowing (for purposes of this definition any Borrowing made on or about the date(s) that excise taxes are due and payable or a payment is required under the Master Settlement Agreement shall be deemed to be a Borrowing requested for such purpose).
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven (7) days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Services” means any cash management or related services, including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.
“CFC” means a controlled foreign corporation (as that term is defined in the IRC).
“CFC Holding Company” means a Subsidiary of either Borrower (a) that is treated as a disregarded entity for U.S. federal income tax purposes, (b) the primary assets of which consists of Equity Interests in either (i) one or more CFCs or (ii) one or more other CFC Holding Companies, and (c) that conducts no material business other than holding such Equity Interests.
“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that, notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.
“Change of Control” means that:
(a)    Parent fails to own and control, directly or indirectly, 51% of the Equity Interests of Liggett;
(b)    Liggett fails to own and control, directly or indirectly, 100% of the Equity Interests of 100 Maple; or
(c)    the occurrence of any “Change of Control” as defined in the 2025 Notes Indenture or, if the 2025 Notes have been refinanced, the indenture or other agreement governing such Refinancing Indebtedness thereof.
“Claim” has the meaning specified therefor in Section 12(c) of the Agreement.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted by such Person in favor of Agent under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means, all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds and tax refunds).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered to Agent by any Authorized Person who is a senior officer of Administrative Borrower.
“Compliance Period” means the period commencing on the date on which the Excess Availability is less than $20,000,000 and ending on the date on which Excess Availability has been equal to or greater than $20,000,000 for any consecutive sixty (60) day period (or such shorter period agreed by Agent) thereafter.
“Confidential Information” has the meaning specified therefor in Section 19.9(a) of the Agreement.
“Consolidated Net Income” shall mean, with respect to any Person, for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period, excluding to the extent included therein any extraordinary, one-time, non-recurring or non-cash gains or losses, after deducting all charges which should be deducted before arriving at the net income (loss) for such period and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided that (a) the net income of any other Person that is not a majority owned Subsidiary of such Person or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of cash dividends or similar distributions paid to such Person or a majority owned Subsidiary of such Person; and (b) the net income (if positive) of any majority-owned Subsidiary of such Person to the extent the payment of cash dividends or similar cash distributions by such Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such majority-owned Subsidiary shall be excluded (except to the extent of the amount of cash dividends or similar distributions paid to such Person or another majority-owned Subsidiary of such Person).
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 17 C.F.R. § 47.3(b); or
(c)    a “covered FST” as that term is defined, in and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified therefor in Section 19.14 of this Agreement.
“Daily One Month LIBOR” shall mean the rate of interest per annum determined by Agent on the rate for United States dollar deposits for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a Business Day, the immediately preceding Business Day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation) (and, if any such rate is below zero, then the Daily One Month LIBOR shall be deemed to be zero). When interest is determined in relation to the Daily One Month LIBOR, each change in the interest rate shall become effective each Business Day that Agent determines that the Daily One Month LIBOR has changed.
“Daily LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the Daily One Month LIBOR Rate.
“Daily LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Agent and Administrative Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent, Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified any Borrower, Agent or Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default or Event of Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Administrative Borrower, to confirm in writing to Agent and Administrative Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Administrative Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of any Insolvency Proceeding, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to Administrative Borrower, Issuing Bank, and each Lender.
“Defaulting Lender Rate” means (%3) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (%3) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).
“Designated Account” means the Deposit Account of Liggett identified on Schedule D-1 to the Agreement (or such other Deposit Account of Liggett located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).
“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).
“Designated Percentage” shall mean the lesser of (a) sixty-five percent (65%) multiplied by Borrower’s Eligible Cost (as that term is used and reported in the most recent appraisal report rendered from time to time pursuant to this Agreement; it being understood that for purposes hereof, “Eligible Cost” shall have the meaning set forth in, and shall be calculated using the method of calculation thereof that is employed, in the appraisal reports delivered prior to the Amendment No. 3 Effective Date) of Eligible Inventory consisting of leaf tobacco as reflected on the books and records of Borrower maintained by Borrower in good faith, or (b) eighty-five percent (85%) of the net orderly liquidation value of Eligible Inventory consisting of leaf tobacco as indicated by the most recent appraisal report thereof rendered from time to time pursuant to this Agreement, assuming an orderly liquidation sale within ninety (90) days.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior twelve (12) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).
“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Revolver Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the Maturity Date.
“Dollars” or “$” means United States dollars.
“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.
“Early Opt-in-Election” means the occurrence of:
(a)     (i) a determination by Agent or (ii) a notification by the Required Lenders to Agent (with a copy to Administrative Borrower) that the Required Lenders have determined that Dollar-denominated syndicated credit, facilities being executed at such time, or that include language similar to that contained in Section2.12(d)(iii), are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBOR Rate; and
(b)     (i) the election by Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Agent of written notice of such election to Administrative Borrower and the Lenders or by the Required Lenders of written notice of such election to Agent.
“EBITDA” means, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization, imputed interest, deferred compensation and other non-cash charges for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Net Income of such Person).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Accounts” means those Accounts created by Liggett in the ordinary course of its business that arise out of its sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after September 24, 2019. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:
(a)    Accounts (other than those set forth in the parenthetical of clause (g) below) that are unpaid more than the earlier of ninety (90) days after the invoice date or forty-five (45) days after the due date of the original invoice for them;
(b)    Accounts owed by an Account Debtor where fifty percent (50%) or more of all Accounts owed by that Account Debtor and its Affiliates are deemed ineligible under clause (a) above;
(c)    Accounts with respect to which the Account Debtor is an Affiliate of Liggett or an employee or agent of Liggett or any Affiliate of Liggett;
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (it being understood that the right of an Account Debtor to return goods to Borrowers in the ordinary course of Borrowers’ business consistent with past practices shall not constitute conditional payment);
(e)    Accounts that are not payable in Dollars;
(f)    Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent in its Permitted Discretion, or (C) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);
(g)    Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (unless (A) the Accounts are Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727 or (B) (1) such Accounts result from sales in the ordinary course of business to the United States military which arise from only military purchase orders or, in any other case, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent in its Permitted Discretion and (2) such Accounts are not unpaid more than one hundred twenty (120) days after the date of the original invoice for them), or (ii) any state of the United States;
(h)    Accounts with respect to which the Account Debtor is a creditor of Liggett and has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute;
(i)    Accounts with respect to an Account Debtor and its Affiliates whose total obligations owing to Borrowers exceed twenty percent (20%) of the Net Amount of Eligible Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; provided that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent in its Permitted Discretion based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(j)    Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Liggett has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;
(k)    Accounts, the collection of which Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition;
(l)    Accounts that are not subject to a valid and perfected first priority Agent’s Lien;
(m)    Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;
(n)    Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity; or
(o)    Accounts that (i) represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services, or (ii) represent credit card sales.
“Eligible Inventory” means Inventory of a Borrower (other than 100 Maple) that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after September 24, 2019. An item of Inventory shall not be included in Eligible Inventory if:
(a)    a Borrower does not have good, valid, and marketable title thereto;
(b)    a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of a Borrower);
(c)    it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement as such schedule may be updated by notice from Liggett to Agent from time to time (or in-transit from one such location to another such location);
(d)    it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement as such schedule may be updated by notice from Liggett to Agent from time to time);
(e)    it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, to the extent required by Section 6.12 hereof, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;
(f)    it is the subject of a bill of lading or other document of title;
(g)    it is not subject to a valid and perfected first priority Agent’s Lien;
(h)    it consists of goods returned or rejected by a Borrower’s customers;
(i)    it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials (other than tobacco leaf), or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment; or
(j)    it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied in its Permitted Discretion that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights.
“Eligible Real Property” means Real Property owned in fee by a Borrower that complies with each of the representations and warranties respecting Real Property made in the Loan Documents and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any information with respect to the Borrowers’ business or assets of which Agent becomes aware after the Amendment No. 3 Effective Date, including any field examination or appraisal performed or received by Agent from time to time after the Amendment No. 3 Effective Date. An item of Real Property shall not be included in Eligible Real Property if:
(a)    it is not identified on Schedule R-1 to the Agreement as of the Amendment No. 3 Effective Date;
(b)    a Borrower does not have good, valid, and marketable fee title thereto;
(c)    it is not Real Property with respect to which Agent has received (i) mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent in amounts reasonably satisfactory to Agent (but in no event less than the FMV thereof) assuring Agent that the Mortgages on such Real Property are valid and enforceable first priority mortgage Liens on such Real Property free and clear of all defects and encumbrances except Permitted Liens, and otherwise in form and substance reasonably satisfactory to Agent, (ii) ALTA surveys in form and substance reasonably satisfactory to Agent, (iii) phase-I environmental reports with respect to each parcel composing such Real Property (the environmental consultants retained for such reports, the scope of the reports, and the results of which shall be reasonably satisfactory to Agent), and (iv) flood certifications (and, if applicable, acceptable flood insurance and Federal Emergency Management Agency form acknowledgements of insurance);
(d)    an Acceptable Appraisal of such item of Real Property has not been completed;
(e)    it is not Real Property Collateral subject to a valid and perfected first priority Agent’s Lien; or
(f)    it is subject to any Lien other than a Permitted Lien of the type described in clauses (a), (b), (c), (g), (k), (q) or (r) of the definition thereof.
As of the Amendment No. 3 Effective Date, the only Eligible Real Property is the Mebane Premises, it being understood that each of the deliverables set forth in clauses (c) and (d) of this definition have been provided in respect of the Mebane Premises in form and substance satisfactory to Agent.
“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses, including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) during the continuation of an Event of Default, any other Person approved by Agent; provided that no Affiliate of any Loan Party or any holder of Subordinated Indebtedness shall qualify as an Eligible Transferee.
“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes thereto, and all regulations and guidance promulgated thereunder. Any reference to a specific section of ERISA shall be deemed to be a reference to such section of ERISA and any successor statutes, and all regulations and guidance promulgated thereunder.
“ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that together with a Loan Party or a Subsidiary would be (or has been) treated as a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the IRC. ERISA Affiliate shall include any Subsidiary of any Loan Party.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Excess Amount” has the meaning specified therefor in Section 7(b) of the Agreement.
“Excess Availability” means, as of any date of determination, the amount equal to (a) Availability minus (b) the aggregate amount of all trade payables owed to suppliers of Borrower which are more than sixty (60) days past due as of such time.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.14), or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.
“Excluded Taxes” means (i) any Tax imposed on or measured by the net income or net profits of any Lender or any Participant (including any franchise, branch profits or similar Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized, the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located, or any jurisdiction as a result of a present or former connection between such Lender or such Participant and the jurisdiction or Taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 17.2 of the Agreement, (iii) any United States federal withholding Taxes that would be imposed on amounts payable to a Lender or a Participant based upon the applicable withholding rate in effect at the time such Lender becomes a party to the Agreement or such Participant acquires an interest in a Loan (or designates a new lending office) except to the extent, pursuant to Section 17 of the Agreement, amounts with respect to such Taxes were payable to such Lender’s assignor immediately before such Lender became a party hereto, to such Participant’s participating Lender immediately before such Participant acquired an interest in a Loan, or to such Lender or Participant immediately before it changed its lending office, and (iv) any withholding taxes imposed under FATCA.
“Existing Credit Agreement” means the Second Amended and Restated Loan and Security Agreement, dated February 21, 2012, as amended by Amendment No. 1 to Second Amended and Restated Loan and Security Agreement, dated as of February 28, 2014, by and among Liggett, as borrower, 100 Maple, as Guarantor, and Wells Fargo, as lender.
“Existing Loan Documents” means, collectively, (a) the Existing Credit Agreement, (b) the Existing Mebane Loan Documents, and (c) all documents delivered in connection therewith prior to the Restatement Effective Date.
“Existing Mebane Loan Documents” means, collectively, (a) the Term Loan Note, and (b) the Fee and Leasehold Deed of Trust and Security Agreement, dated November 22, 1999, made by 100 Maple, as Term Loan Borrower, and Liggett, as lessee, in favor of Kenneth M. Greene, as Trustee for the benefit of Agent, as the same now exists or may hereafter be amended, modified, amended and restated, and (c) all other documents delivered in connection therewith prior to the Restatement Effective Date.
“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.
“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (b) if an Event of Default has occurred and is continuing, any payments received by Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries).
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement entered into in connection therewith).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org or any successor source.
“Fee Letter” means any fee letter, entered into after the date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
“Flood Laws” means the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, and related laws, rules and regulations, including any amendments or successor provisions.
“FMV” means, as of any date of determination, the fair market value of Borrowers’ Eligible Real Property that is estimated to be recoverable in an orderly sale in a twelve (12)-month marketing period of such Eligible Real Property, net of all associated costs and expenses of such sale, such value to be as specified in the most recent Acceptable Appraisal of Real Property.
“Foreclosed Borrower” has the meaning specified therefor in Section 2.14(h) of the Agreement.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means each Person that becomes a guarantor after the Restatement Effective Date pursuant to Section 5.11 of the Agreement.
“Guaranty and Security Agreement” means that certain Amended and Restated Guaranty and Security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each Borrower and each of the Guarantors to Agent, as the same may be amended, restated, amended and restated or supplemented from time to time.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of each Loan Party and its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.
“Hedge Provider” means Wells Fargo or any of its Affiliates.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any earn-out or similar obligations, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Taxes” means, any Taxes other than Excluded Taxes.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Interest Expense” means, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not payable in cash.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.
“Inventory” means inventory (as that term is defined in the Code).
“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.
“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any version or revision thereof accepted by Issuing Bank for use.
“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.
“Landlord Reserve” means, as to each location at which a Borrower has Eligible Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent (except, in the case of books and records, if such books and records are also located at a location subject to a Collateral Access Agreement), a reserve that Agent determines is necessary or appropriate in its Permitted Discretion in an amount up to the greater of (a) the number of months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location for which the landlord will have, under applicable law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease or other applicable agreement relative to such location, or (b) three (3) months’ rent under the lease relative to such location.
“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders (including Issuing Bank and Swing Lender) and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Loan Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with each Borrower and its Subsidiaries under any of the Loan Documents, including photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s reasonable, documented and customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Borrower or its Subsidiaries, (d) Agent’s reasonable, documented and customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any reasonable and documented out-of-pocket costs and expenses incurred in connection therewith, (e) reasonable, documented and customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable and documented field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuations to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with any Borrower or any of its Subsidiaries (subject to the limitations set forth in Section 10.3 of the Agreement), (i) Agent’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable and documented out-of-pocket costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities) (to the extent mutually agreed upon by Agent and Liggett), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’, accountants’, consultants’, and other advisors’ fees and expenses) incurred in terminating, enforcing the Loan Documents (including reasonable and documented attorneys’, accountants’, consultants’, and other advisors’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.
“Lender Group Representatives” has the meaning specified therefor in Section 19.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.
“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of Issuing Bank and Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).
“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.
“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s participation in the Letter of Credit Usage pursuant to Section 2.11(e) on such date.
“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.
“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.
“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Revolving Loan.
“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.
“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.
“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.
“LIBOR Rate” means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan or a Daily LIBOR Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the LIBOR Rate shall be deemed to be zero). Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.
“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Liggett” has the meaning specified therefor in the preamble to the Agreement.
“Liggett Agreement” shall mean that certain Sales, Marketing and Distribution Agreement, dated January 1, 2011, by and between Liggett and Liggett Vector Brands LLC (successor to Liggett Vector Brands Inc.), as may be amended from time to time.
“Loan” means any Revolving Loan made (or to be made) hereunder.
“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.
“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Guaranty and Security Agreement, any Issuer Documents, the Letters of Credit, any Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the 2025 Notes Intercreditor Agreement, any other note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.
“Loan Party” means any Borrower or any Guarantor, if any.
“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.
“Master Settlement Agreement” means that certain settlement agreement, dated November 23, 1998, between Philip Morris Incorporated, Brown & Williamson Tobacco Corporation, Lorillard Tobacco Company and R.J. Reynolds Tobacco Company, as the original participating manufacturers, Liggett Group, Inc., and any other tobacco product manufacturer that becomes a signatory, as the participating manufacturers, and 46 states, the District of Columbia, the Commonwealth of Puerto Rico, Guam, the U.S. Virgin Islands, American Samoa and the Northern Marianas, as amended from time to time.
“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties and their Subsidiaries’ ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.
“Maturity Date” means January 31, 2025.
“Maximum Revolver Amount” means $60,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.
“Mebane Lease” shall mean the lease, dated November 17, 1999 made by 100 Maple, as lessor, to Liggett, as lessee, of the Mebane Premises, as the same may be amended, restated, amended and restated or supplemented from time to time, in accordance with the terms of this Agreement.
“Mebane Premises” shall mean the land, buildings, fixtures and other improvements at 100 Maple Lane, Mebane, North Carolina.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Loan Party or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral as the same may be amended, restated, amended and restated, modified or supplemented from time to time, including the Second Amended and Restated Fee and Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated of even date of Amendment No. 3, made by 100 Maple, as borrower, and Liggett, as lessee, to CR Services, LLC, a North Carolina limited liability company, as trustee, in favor of Agent for the benefit of the Lender Group and the Bank Product Provider.
“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.
“Net Amount of Eligible Accounts” shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes billed to the account debtor as such and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto, including accrued promotional reserves (including coupon and sticker programs, if any), shelving accruals, competitive incentives, profit rebates, and other items representing potential offsets against Accounts, as determined by Agent in its Permitted Discretion.
“Net Cash Proceeds” means:
(a)    with respect to any sale or disposition by any Loan Party of assets, the amount of cash proceeds actually received by such Loan Party from time to time (whether as initial consideration or through the payment of deferred consideration) in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such sale or disposition (including legal, accounting, investment banking, valuation, investment and financial advisor fees), (iii) taxes (including sales, transfer, deed or mortgage recording taxes) paid or payable to any taxing authorities by such Loan Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries (other than pursuant to any Tax Sharing Agreement), and are properly attributable to such transaction; (iv)(1) amounts held in escrow to be applied as part of the purchase price of any such sale or disposition and (2) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or disposition (including reserves for pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with any such sale or disposition), and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and (v) other out-of-pocket fees and expenses actually incurred in connection therewith; and
(b)    with respect to the issuance or incurrence of any Indebtedness by any Loan Party, the aggregate amount of cash actually received by such Loan Party from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party in connection with such issuance or incurrence (including legal, accounting and investment banking fees, advisory fees, sales commissions or underwriting discounts), (ii) taxes paid or payable to any taxing authorities by such Loan Party in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iii) other out-of-pocket fees and expenses actually incurred in connection therewith.
“Non-Consenting Lender” has the meaning specified therefor in Section 15.2(a) of the Agreement.
“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.
“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Benefit Plan, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, or (p) any event that results in or could reasonably be expected to result in a liability to any Loan Party or ERISA Affiliate pursuant to Section 401(a)(29) of the IRC or (q) any of the foregoing as determined by Liggett or Agent in its Permitted Discretion is reasonably likely to occur in the following 30 days.
“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in any Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party to any member of the Lender Group or any Bank Product Provider arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that, anything to the contrary contained in the foregoing notwithstanding, the Obligations shall exclude any Excluded Swap Obligation. Without limiting the generality of the foregoing, the Obligations of Loan Parties under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.
“Parent” means Vector Group Ltd., a Delaware corporation.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.
“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a)    sales, abandonment, or other dispositions of Equipment and other personal property or assets (other than Accounts, Eligible Inventory or Eligible Real Property) that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Borrowers and their Subsidiaries;
(b)    sales of Inventory to buyers in the ordinary course of business;
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;
(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
(e)    the granting of Permitted Liens and the incurrence of Permitted Indebtedness;
(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(g)    any involuntary loss, damage or destruction of property;
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(i)    the leasing or subleasing of assets of any Loan Party or its Subsidiaries (other than the Mebane Premises, except pursuant to the Mebane Lease) in the ordinary course of business;
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of any Loan Party or any of their Subsidiaries;
(k)    (i) the lapse of registered patents, trademarks, copyrights and other intellectual property rights of any Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business, required under applicable law or materially adverse to the interests of the Lender Group, or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in the case of clause (ii)) (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such abandonment is not materially adverse to the interests of the Lender Group;
(l)    the making of Restricted Payments and the transactions permitted under Section 6.10, in each case, to the extent such payments and transactions are expressly permitted to be made pursuant to the Agreement;
(m)    the making of Permitted Investments;
(n)    sales of marketable securities, liquid investments and other equivalent financial instruments in connection with ordinary course cash management of Borrowers and their Subsidiaries;
(o)    the surrender or waiver of contractual rights or tort claims in the ordinary course of business;
(p)    the sale, lease, license, transfer or other disposition of assets (i) among Loan Parties (ii) among Subsidiaries who are not Loan Parties and (iii) from Subsidiaries who are not Loan Parties to Loan Parties; and
(q)    other sales, leases, licenses, transfers or other dispositions of assets (other than Eligible Accounts, Eligible Inventory or Eligible Real Property) with a fair market value not to exceed $500,000 in the aggregate per fiscal year.
“Permitted Indebtedness” means:
(a)    the Obligations (including guarantees thereof);
(b)    Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness;
(c)    Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;
(d)    endorsement of instruments or other payment items for deposit;
(e)    Indebtedness consisting of (i) guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations or with respect to workers’ compensation claims; (ii) guarantees arising with respect to customary indemnification obligations or purchase price adjustments to purchasers in connection with Permitted Dispositions or acquisitions of assets; and (iii) guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries to the extent that the Person obligated under such guaranty could have incurred such underlying Indebtedness,
(f)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds or in respect of workers’ compensation claims,
(g)    Indebtedness owed to any Person providing unemployment insurance, health, disability and other employee benefits or property, casualty, liability, or other insurance to any Loan Party or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year;
(h)    the incurrence by any Loan Party or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Loan Party’s and such Subsidiary’s operations and not for speculative purposes;
(i)    Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards,” “procurement cards” or “p-cards”), or Cash Management Services;
(j)    Indebtedness comprising Permitted Investments;
(k)    unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, including overdrafts, in each case, incurred in the ordinary course of business;
(l)    accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness;
(m)    any guaranty made by any Borrower or any of their respective Subsidiaries of the Indebtedness owing by Parent with respect to the 2025 Notes and the 2025 Notes Indenture, any Refinancing Indebtedness thereof and any other refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted under the Agreement;
(n)    any guaranty made by any Borrower or any of their respective subsidiaries of the Indebtedness owing by Parent with respect to 2025 Note Equivalent Indebtedness, any Refinancing Indebtedness thereof and any other refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted under the Agreement;
(o)    guarantees of any Indebtedness of any Subsidiary of Borrowers to Lenders or any Affiliate of Lenders in connection with Bank Products;
(p)    other Indebtedness of a type not otherwise specifically permitted in clauses (m) and (n) above, in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;
(q)    any unsecured guaranty made by any Borrower or any of their respective Subsidiaries of the Indebtedness owing by Parent with respect to the 2026 Notes and the 2026 Notes Indenture, any Refinancing Indebtedness thereof and any other refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted under the Agreement; and
(r)    any unsecured guaranty made by any Borrower or any of their respective Subsidiaries of the Indebtedness owing by Parent with respect to 2026 Note Equivalent Indebtedness, any Refinancing Indebtedness thereof and any other refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted under the Agreement.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents;
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(c)    advances made in connection with purchases of goods or services in the ordinary course of business;
(d)    Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;
(e)    Investments owned by any Loan Party or any of its Subsidiaries on the Restatement Effective Date and set forth on Schedule P-1 to the Agreement;
(f)    guarantees permitted under the definition of Permitted Indebtedness;
(g)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims;
(h)    deposits of cash made in the ordinary course of business to secure performance of operating leases;
(i)    an Investment made prior to the Amendment No. 3 Effective Date in the form of capital contribution made by Liggett in 100 Maple, in an amount not to exceed $2,600,000, which was utilized by 100 Maple to pay to 3C Alliance LLP a portion of the purchase price for the Mebane Premises;
(j)    Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that are permitted under clause (j) of the definition of Permitted Indebtedness;
(k)    Investments consisting of the ownership of Equity Interests in Subsidiaries; and
(l)    other Investments in an amount not to exceed $1,000,000 at any time outstanding.
“Permitted Liens” means
(a)    Liens granted to Agent, or for the benefit of, Agent, Issuing Bank and Lenders (and in the case of Bank Products any Affiliate of Agent) to secure the Obligations;
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement;
(d)    Liens set forth on Schedule P-2 to the Agreement; provided that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Amendment No. 3 Effective Date and any Refinancing Indebtedness in respect thereof;
(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements;
(f)    purchase money Liens on fixed assets or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the fixed asset purchased or acquired and the proceeds thereof, and (ii) such Lien secures only the Indebtedness that was incurred to acquire or finance the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers and other non-consensual statutory Liens (other than Liens securing the payment of taxes), incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;
(h)    Liens on cash deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance and other types of social security;
(i)    Liens on cash deposited to secure any Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;
(j)    Liens on cash deposited to secure any Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business;
(k)    with respect to any Real Property, easements, rights of way, licenses, covenants, and zoning restrictions and other restrictions on the use of real property that do not materially interfere with or impair the use or operation thereof;
(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business;
(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;
(n)    rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business;
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q)    the security interests and liens in the Collateral granted by each Borrower and its respective Subsidiaries (i) to the 2025 Notes Trustee to secure Indebtedness under the 2025 Notes and the 2025 Notes Indenture, any Refinancing Indebtedness thereof and any other refinancing, refunding, extensions, renewals, issuances or replacements thereof to the extent permitted under the Agreement, so long as such liens and security interests are subordinate to those granted in favor of Agent pursuant to the Loan Documents to the extent provided in the 2025 Notes Intercreditor Agreement and are otherwise subject to the 2025 Notes Intercreditor Agreement or a replacement agreement in form and substance reasonably satisfactory to Agent;
(r)    security interests and liens in the Collateral granted by any Borrower or its Subsidiaries to secure 2025 Note Equivalent Indebtedness; provided that such liens are subordinate to those granted in favor of Agent pursuant to the Loan Documents to the extent provided in the 2025 Notes Intercreditor Agreement and are subject to an intercreditor agreement substantially similar to the 2025 Notes Intercreditor Agreement which shall be in form and substance reasonably satisfactory to Agent;
(s)    licenses, leases or subleases with respect to personal property (other than Accounts and Inventory) granted by any Borrower or their respective Subsidiaries to third parties in the ordinary course of business that do not interfere in any material respect with the business of any Borrower or any of their respective Subsidiaries; and
(t)    other Liens on assets (other than Accounts, Inventory or the Mebane Premises) securing obligations in an aggregate amount not to exceed $250,000 at any time outstanding.
“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment; provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied (as determined in its Permitted Discretion) that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Restatement Effective Date for the purpose of financing all or any part of the acquisition of any fixed asset or real property.
“Person” means a natural person, corporation, limited liability company, limited partnership, general partnership, limited liability partnership, joint venture, trust, land trust, business trust, or other organization, irrespective of whether it is a legal entities, and any government or agency or political subdivision thereof.
“Platform” has the meaning specified therefor in Section 19.9(c) of the Agreement.
“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.
“Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income or due under any Tax Sharing Agreement, whether federal, state, provincial, country or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders;
(b)    with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender, by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided that, if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the Letter of Credit Exposure of such Lender, by (B) the Letter of Credit Exposure of all Lenders; and
(c)    with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided that, if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Revolver Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.
“Public Lender” has the meaning specified therefor in Section 19.9(c) of the Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified therefor in Section 19.14 of this Agreement.
“Qualified Equity Interest” means and refers to any Equity Interests issued by Liggett (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.
“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.
“Real Property Collateral” means the Real Property identified on Schedule R-1 to the Agreement.
“Real Property Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to Eligible Real Property or the Maximum Revolver Amount, including based on the results of appraisals.
“Real Property Subline Amount” means $8,076,000; provided that such amount shall be permanently reduced by an amount equal to $44,866.67 on December 1, 2019, and on the first day of each month ending thereafter.
“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
(a)    such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of accrued interest, premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto;
(b)    such refinancings, renewals, or extensions do not result in a shortening of the final stated maturity or the average weighted maturity (measured as of the date of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions (other than interest rate) that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lender Group;
(c)    if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness; and
(d)    the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Related Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, (ii) at any time there are two (2) or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Required Lenders” must include at least two (2) Lenders (who are not Affiliates of one another or Defaulting Lenders).
“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, Inventory Reserves and Real Property Reserves) that Lender deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain with respect to the Borrowing Base or the Maximum Revolver Amount (including reserves with respect to (a) sums that any Loan Party or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases but excluding the Obligations) and has failed to pay, and (b) amounts owing by any Loan Party or its Subsidiaries to any Person other than Agent or Lenders to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral).
“Restatement Effective Date” means the first date all the conditions precedent in Section 3.1 are satisfied or waived by Agent.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Borrower or its Subsidiaries (including any payment in connection with any merger or consolidation involving Borrower) or to the direct or indirect holders of Equity Interests issued by any Borrower in their capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by a Borrower), or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Borrower) any Equity Interests issued by any Borrower, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of any Borrower now or hereafter outstanding, and (d) make, or cause or suffer to permit any Borrower or any of its Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness. For the avoidance of doubt, payments under any Tax Sharing Agreement shall not constitute Restricted Payments.
“Revolver Commitments” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. On the Amendment No. 3 Effective Date, the sum of all Lenders’ Revolver Commitments is $60,000,000.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.
“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Revolver Commitment, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitment, the aggregate outstanding principal amount of the Revolving Loans of such Lender.
“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.
“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d), that is a target of comprehensive Sanctions, including a target of any comprehensive sanctions program administered and enforced by OFAC, including, currently, Crimea, Cuba, Iran, North Korea and Syria.
“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates, (b) a Person that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by any such Person or Persons described in clauses (a) through (c) above.
“Sanctions” means, individually and collectively, respectively, any and all economic sanctions, financial sanctions, and trade embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a securities account (as that term is defined in the Code).
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to Borrowers and their Subsidiaries, taken as a whole, as of any date of determination, that (a) at fair valuations, the sum of Borrowers’ and their Subsidiaries’ consolidated debts (including contingent liabilities) is less than all of Borrowers’ and their Subsidiaries’ assets, (b) Borrowers and their Subsidiaries are not engaged or about to engage in a business or transaction for which the remaining assets of Borrowers and their Subsidiaries, taken as a whole, are unreasonably small in relation to the business or transaction or for which the property remaining with Borrowers and their Subsidiaries, taken as a whole, is an unreasonably small capital, (c) Borrowers and their Subsidiaries, taken as a whole, have not incurred and do not intend to incur, or reasonably believe that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise), and (d) Borrowers and their Subsidiaries taken as a whole are “solvent” or not “insolvent,” as applicable, within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.
“Subordinated Indebtedness” means any unsecured Indebtedness of any Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and (a) that is only guaranteed by the Guarantors, (b) that is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) that does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement and is otherwise on terms and conditions reasonably acceptable to Agent, (d) shall be limited to cross-payment default and cross-acceleration to designated “senior debt” (including the Obligations), and (e) the terms and conditions of the subordination are reasonably acceptable to Agent and if requested by Agent, Borrowers shall have delivered a subordination agreement, in form and substance reasonably acceptable to Agent and Required Lenders.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.
“Succeeding Fiscal Year” has the meaning specified therefor in Section 7(b) of the Agreement.
“Supermajority Lenders” means, at any time, Lenders having or holding more than sixty-six and two-thirds percent (66 2/3%) of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of Supermajority Lenders, and (ii) at any time there are two (2) or more Lenders (who are not Affiliates of one another or Defaulting Lenders), “Supermajority Lenders” must include at least two (2) Lenders (who are not Affiliates of one another or Defaulting Lenders).
“Supported QFC” has the meaning specified therefor in Section 19.14 of this Agreement.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become Swing Lender under Section 2.3(b) of the Agreement.
“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.
“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the outstanding principal amount of the Swing Loans on such date.
“Tax Sharing Agreement” has the meaning specified therefor in Section 6.10(g) of the Agreement.
“Taxes” means any taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, including all interest, additions to tax or penalties with respect thereto.
“Tax Lender” has the meaning specified therefor in Section 17.2(a) of the Agreement.
“Term Loan Note” means the Second Amended and Restated Term Promissory Note, dated the Restatement Effective Date, in the original principal amount of $3,564,584.09 made by 100 Maple in favor of Agent for the benefit of Lenders, as the same may be amended, restated, amended and restated, or supplemented from time to time.
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.
“TTM EBITDA” means, as of any date of determination, EBITDA of Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, for the twelve (12)-month period most recently ended.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any version or revision thereof accepted by Issuing Bank for use.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” means the United States of America.
“Unused Line Fee” has the meaning specified therefor in Section 2.10(c) of the Agreement.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the IRC.
“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 19.14 of this Agreement.
“Value” shall mean, as determined by Agent in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in-first-out basis (except that Inventory consisting of leaf tobacco shall be computed on an average cost basis) in accordance with GAAP or (b) market value, in each case, on a basis consistent with Borrowers’ historical accounting practices.
“Vector Agreements” shall mean, collectively, (a) the Sales, Marketing and Distribution Agreement, dated January 1, 2011, by and between Liggett Vector Brands LLC (successor to Liggett Vector Brands Inc.) and Vector Tobacco Inc., as may be amended from time to time, (b) the Contract Manufacturing Agreement, dated as of July 1, 2019, by and between Liggett and Vector Tobacco Inc., as may be amended from time to time, and (c) the Agreement on Excess Manufacturing and Storage Space Capacity, dated July 1, 2019, by and between Liggett and Vector Tobacco Inc., as may be amended from time to time.
“VGRH” shall mean VGR Holding LLC (formerly VGR Holding Inc., formerly BGLS Inc.), an Affiliate of Liggett.
“Voidable Transfer” has the meaning specified therefor in Section 19.8 of the Agreement.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then-outstanding principal amount of such Indebtedness.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.